SCHEDULE 14A INFORMATION

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Modine Manufacturing Company
(Name of Registrant as Specified In Its Charter)
_____________________________________________________________________________
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June 12, 2008

1500 DeKoven Avenue
Racine, Wisconsin  53403-2552

Notice of Annual Meeting of Shareholders

Date:	Thursday, July 17, 2008

Time:	9:00 a.m.

Place:	The Pfister Hotel 424 East Wisconsin Avenue Milwaukee, Wisconsin 53202

Record Date:	May 23, 2008

The annual meeting is for the following purposes:

1.	To elect the Company nominated slate of four directors for terms expiring in 2011;

2.	To approve the Modine Manufacturing Company 2008 Incentive Compensation Plan;

3.	To ratify the appointment of the Company's independent registered public accounting firm;

4.	To consider and act upon a shareholder proposal requesting adoption of a majority voting standard for the election of directors, if properly presented at the meeting; and

5.	To consider any other matters properly brought before the shareholders at the meeting.

By order of the Board of Directors,

/s/ Dean R. Zakos
Dean R. Zakos
Vice President, General Counsel and Secretary

June 12, 2008

PROXY STATEMENT

Your vote at the annual meeting is important to us.  Please vote your shares of common stock by calling a toll-free telephone number, logging onto the Internet or by completing the enclosed proxy card and returning it in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on July 17, 2008 – the Proxy Statement and 2008 Annual Report are available at www.proxyvote.com and www.modine.com.

PROXY STATEMENT

2008 Annual Meeting of Shareholders of Modine Manufacturing Company

SOLICITATION OF PROXIES

This proxy statement is solicited on behalf of the Board of Directors for use at the 2008 Annual Meeting of Shareholders.  The meeting will be held at 9:00 a.m. on Thursday, July 17, 2008, at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.  This proxy statement and accompanying proxy card are first being mailed to shareholders on or about June 12, 2008.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote?

You may vote your shares of common stock if our records show that you owned the shares at the close of business on May 23, 2008, the record date.  A total of 32,262,884 shares of common stock were outstanding as of the record date and entitled to vote at the annual meeting.  You get one vote for each share of common stock you own.  The holders of common stock do not have cumulative voting rights.  The enclosed proxy card shows the number of shares you may vote.

How do I vote?

You may vote in person or by properly appointed proxy.

The telephone and Internet voting procedures on the enclosed proxy card are for your convenience and reduce costs for Modine.  The procedures are designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly.

Registered Holders

Registered holders of Modine common stock may vote by completing and mailing the enclosed proxy card or electronically either via the Internet or by calling Broadridge Financial Solutions, Inc.  Specific instructions to be followed by any registered shareholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card.

Street Name Holders

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone.  A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Services online program.  This program provides eligible shareholders the opportunity to vote via the Internet or by telephone.  If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide you with instructions.

401(k) Retirement Plan Participants

If you are a participant in one of the Company’s 401(k) Savings Plans, you will receive a proxy that will serve as voting instructions for your shares of common stock held in your plan account.  The trustee for the plan, Marshall & Ilsley Trust Company N.A., will vote your shares as you direct.  If a proxy is not returned for shares held in a plan, the trustee generally will vote those shares in the same proportion that all shares in the plan for which voting instructions have been received are voted although it may do otherwise in its discretion.

What does the Board of Directors recommend?

The Board of Directors’ recommendation is included with the description of each item in this proxy statement.  In summary, the board recommends a vote:

FOR election of the Company nominated slate of four directors for terms expiring in 2011 (see Item 1);

FOR approval of the Modine Manufacturing Company 2008 Incentive Compensation Plan (see Item 2);

FOR ratification of the Company's independent registered public accounting firm (see Item 3); and

The Board of Directors does not oppose the shareholder proposal requesting adoption of a majority voting standard for the election of directors (see Item 4).

Unless you give other instructions, the persons named as proxies will vote FOR Items 1, 2 and 3 and abstain with respect to Item 4.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters to our knowledge that will be subject to a vote at the annual meeting.  If other matters are properly presented at the meeting, the persons appointed as proxies will vote your shares on those other matters in accordance with their best judgment.

May I change my vote after I appoint a proxy?

You may change your vote by revoking your proxy.  You may revoke your proxy by:

•	submitting a new proxy;

•	giving written notice before the annual meeting to the Company’s Secretary stating that you are revoking your previous proxy;

•	revoking your proxy in the same manner you initially submitted it – by telephone, the Internet or mail; or

•	attending the annual meeting and voting your shares in person.

If you decide to vote your shares in person, we prefer that you first revoke your prior proxy in the same way you initially submitted it – that is, by telephone, the Internet or mail.  The presence at the annual meeting of a shareholder who has made an effective proxy appointment does not, of itself, constitute a revocation of the proxy appointment.

May I vote in person at the annual meeting?

Although we encourage you to complete and return the proxy card or vote by telephone or via the Internet to ensure that your vote is counted, you may attend the annual meeting and vote your shares in person.  You will need to obtain a “legal proxy” from your broker if you hold your shares in street name and want to vote those shares at the annual meeting in person.

Please tell us when you appoint your proxy if you plan on attending the annual meeting so that we may have an accurate count of the number of shareholders attending the meeting.

How are votes counted?

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the annual meeting.  Abstentions and broker "non-votes" are counted as present for purposes of determining a quorum.  A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Voting on the Election of Directors (Item 1)

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, as long as a quorum is present.  This means that the individuals who receive the largest number of votes are elected as directors, up to the maximum number of directors to be elected in the election.  Therefore, shares not voted have no effect in the election of directors.  Votes attempted to be cast against a candidate are not given legal effect and are not counted as votes cast in an election of directors.

Voting on the Modine Manufacturing Company 2008 Incentive Compensation Plan (Item 2)

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided that, pursuant to the New York Stock Exchange’s (“NYSE”) stockholder approval policy, the total votes cast on the proposal represent over 50% of the shares entitled to vote on the proposal.  In addition, under the NYSE’s interpretations of its stockholder approval policies, abstentions will have the same effect as votes against the proposal and broker non−votes are considered shares entitled to vote but as to which votes were not cast.

Voting on the Ratification of Independent Registered Public Accounting Firm (Item 3)

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present.  Because abstentions are not considered votes cast, they will not have an effect on the vote.

Voting on the Shareholder Proposal Regarding Majority Voting for Directors (Item 4)

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Who will count the votes?

Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes under the supervision of the Inspectors of Election appointed by the Board of Directors.

Who pays for this proxy solicitation?

Modine pays for the proxy solicitation.  Directors, officers and employees of Modine, who will receive no compensation for their services, may solicit proxies in person or by mail, telephone, facsimile transmission or other means.  Modine also has retained Morrow & Co., Inc., 470 West Avenue, Stamford, CT 06902, to assist in such solicitation for a fee of $6,500, plus expenses, for its services.  Brokers, banks, nominees, fiduciaries and other custodians will be requested to solicit beneficial owners of shares and will be reimbursed for their expenses.

How may I help reduce mailing costs?

Eligible shareholders who have more than one account in their name or the same address as other shareholders may authorize us to discontinue mailings of multiple annual reports and proxy statements.  Most shareholders can also view future annual reports and proxy statements on the Internet rather than receiving paper copies in the mail.  See the next two questions and answers below and your proxy card for more information.

Are proxy materials and the annual report available electronically?

Yes, they are available at www.proxyvote.com and on our website, www.modine.com. In addition, most shareholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.  If you are a shareholder of record, you may choose this option and save us the cost of producing and mailing these documents by following the instructions provided on the proxy card to vote over the Internet.  On the referenced website, you will be given instructions for choosing the option of receiving future proxy statements and annual reports electronically.  If you hold your stock in street name, please refer to the information provided by the party in whose name the shares are held for instructions on how to elect to view future proxy statements and annual reports over the Internet.

What happens if multiple shareholders share the same address?

We adopted a procedure called "householding" so we are sending only one proxy statement to those with the same last name at a single address, unless we have received instructions to do otherwise.  Householding reduces our printing and postage costs.  If a shareholder of record wishes to receive a separate copy of a proxy statement or annual report in the future, he or she may provide written notice to the Company’s Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, WI 53403-2552 and tell us otherwise.  Upon written or oral request, the Company will promptly send a copy of either document.  Shareholders of record sharing the same address and receiving multiple copies of the annual report and proxy statement may request householding by contacting us in the same manner.  If you own your shares in street name, you may request householding by contacting the entity in whose name the shares are held.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the outstanding shares of the Company’s common stock by: (i) persons known by the Company to beneficially own more than 5% of the outstanding shares of the common stock; (ii) nominees for director and directors of the Company; (iii) the executive officers named in the Summary Compensation Table in the Executive Compensation section of this proxy statement; and (iv) all current directors and executive officers of the Company as a group.  The number of shares set forth for nominees for director, directors and executive officers are reported as of May 23, 2008.  The number of shares for 5% shareholders is as of the date such shareholder reported such holdings in filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless more recent information was provided.

	Common Stock
Name and Address of Owner (1)	Number of Shares Owned and Nature of Interest (2)(3)	Percent of Class

Mario J. Gabelli and affiliates (4) One Corporate Center Rye, New York 10580-1435	4,135,283	12.8

Dimensional Fund Advisors LP (5) 1299 Ocean Avenue Santa Monica, California 90401	2,717,214	8.4

Wellington Management Company, LLP (6) 75 State Street Boston, Massachusetts 02109	2,039,074	6.3

Rutabaga Capital Management LLC (7) 64 Broad Street Boston, Massachusetts 02109	1,905,182	5.9

Shamrock Partners Activist Value Fund, L.L.C. (8) 4444 Lakeside Drive Burbank, California 91505	1,612,900	5.0

Charles P. Cooley	1,814	*

Frank P. Incropera	38,888	*

Frank W. Jones (9)	76,874	*

Dennis J. Kuester	55,976	*

Vincent L. Martin (10)	50,552	*

Gary L. Neale	86,822	*

Marsha C. Williams	45,282	*

Michael T. Yonker	47,631	*

David B. Rayburn	424,484	1.3

Bradley C. Richardson	155,262	*

Thomas A. Burke	111,495	*

Charles R. Katzfey	129,334	*

Klaus A. Feldmann	153,790	*

James R. Rulseh	142,811	*

All directors and executive officers as a group (15 persons)(11)(12)	1,285,853	3.9

*	Represents less than 1% of the class.

(1)	Except as otherwise indicated, each person has the sole power to vote and dispose of all shares listed opposite his or her name.

(2)
Includes shares of common stock issuable upon the exercise of options within 60 days of May 23, 2008 as follows: Dr. Incropera – 35,852 shares; Mr. Jones – 36,876 shares; Mr. Kuester – 36,876; Mr. Martin – 35,852; Mr. Neale – 53,265; Ms. Williams – 40,974 and Mr. Yonker – 36,876.

(3)	Includes the following:

	Number of Shares
Name	Direct Ownership	Options Exercisable within 60 Days of May 23, 2008	Held in 401(k) Plan	Attributable to Deferred Comp. Plan	Restricted Shares (Not Vested)
David B. Rayburn	84,965	319,128	12,095	8,296	0

Bradley C. Richardson	25,770	106,990	344	1,274	20,884

Thomas A. Burke	6,218	79,226	271	327	25,453

Charles R. Katzfey	35,138	94,196	0	0	0

Klaus A. Feldmann	16,955	121,194	NA	NA	15,641

James R. Rulseh	13,785	112,511	995	33	15,487

(4)
Based on Schedule 13D/A filed under the Exchange Act, dated June 2, 2008.  Each reporting person included in the Schedule 13D/A: Gabelli Funds, LLC; GAMCO Asset Management Inc. (“GAMCO”); GGCP, Inc.; GAMCO Investors, Inc.; Gabelli Securities, Inc. and Mario J. Gabelli, has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of the reported shares, except that (i) GAMCO does not have authority to vote 147,000 of the reported shares, and (ii) in certain circumstances, proxy voting committees may have voting power over the reported shares.

(5)
Based on Schedule 13G filed under the Exchange Act dated December 31, 2007.  Dimensional Fund Advisors LP has the sole power to vote or direct the vote and the sole power to dispose of or direct the disposition of the reported shares.

(6)
Based on a filing on Form 13F by Wellington Management Company, LLP, filed on May 15, 2008 for the period ended March 31, 2008.  Wellington Management Company, LLP reported that it had sole investment discretion with respect to 1,863,174 shares, sole voting powers with respect to 1,425,174 shares and no voting power with respect to 438,000 shares.  Wellington Management Company, LLP also reported that Wellington Trust Company, NA had sole investment discretion and shared voting power with respect to 175,900 shares.

(7)
Based upon a filing on Form 13F by Rutabaga Capital Management, LLC, filed on May 2, 2008 for the period ended March 31, 2008.  Rutabaga Capital Management, LLC reported that it had sole investment discretion with respect to 1,905,182 shares and did not report regarding its voting power.

(8)
Based on Schedule 13D/A filed under the Exchange Act, dated June 5, 2008.  Shamrock Partners Activist Value Fund, L.L.C. (“Shamrock Partners”) is the managing member of Shamrock Activist Value Fund GP, L.L.C., a Delaware limited liability company (the “General Partner”), which is the general partner of three funds that collectively own the shares reported. Shamrock Partners has sole voting and dispositive power with respect to all of such shares, the General Partner has shared voting and dispositive power with respect to all of the shares, and each of the funds has shared voting and dispositive power with respect to the shares held by the respective funds.

(9)	Mr. Jones shares the power to vote and dispose of 11,295 shares of common stock with his spouse.

(10)	Mr. Martin shares the power to vote and dispose of 2,000 shares of common stock with his spouse.

(11)	Includes 1,105,648 shares subject to the exercise of options within 60 days of May 23, 2008.

(12)	None of the shares of common stock held by a director or executive officer are pledged as security.

The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Exchange Act Rule 13d-3, as required for purposes of this proxy statement.  It includes shares of common stock that are issuable upon the exercise of stock options exercisable within 60 days of the record date.  Such information is not necessarily to be construed as an admission of beneficial ownership.

Ownership of Common Stock by Modine Employee Benefit Plans

The following table shows the number of shares of Modine common stock held in Modine employee benefit plans as of March 31, 2008.

	Common Stock
Name of Plan	Number of Shares Owned	Percent of Class
Administrative Committee of Modine’s 401(k) Salaried Savings Plan (1)(2)	1,530,187	4.7

Administrative Committee of Modine’s 401(k) Hourly Savings Plan (1)(2)	1,059,720	3.3

Administrative Committees of Modine’s Master Retirement Trusts for Pension Plans (2)(3)	372,600	1.2

Administrative Committee of Modine’s Deferred Compensation Plan (2)(4)	21,054	*

*	Represents less than 1% of the class.

(1)
Under Exchange Act Rule 13d-3, the Administrative Committee of the plan may be deemed to be the beneficial owner of the shares held in the plan, although Marshall & Ilsley Trust Company N.A. is trustee of the shares in the plan.  The participants are entitled to direct how the stock represented by the units in their plan accounts will be voted and Marshall & Ilsley Trust Company N.A. votes undirected shares in its sole discretion.

(2)
Marshall & Ilsley Trust Company N.A., as custodian, may be viewed as having voting or dispositive authority in certain situations pursuant to Department of Labor regulations or interpretations of federal case law.  Pursuant to Exchange Act Rule 13d-4, inclusion of such shares in this table shall not be construed as an admission that the reporting person or its affiliates are, for purposes of Sections 13(d) or 13(g) of the Exchange Act, the beneficial owners of such securities.  Marshall & Ilsley Corporation and its subsidiaries specifically disclaim beneficial ownership of stock held by the plan and the related trusts.

(3)
Marshall & Ilsley Trust Company N.A. is the trustee of the Master Trust that holds the shares for Modine’s various non-union pension plans.  The shares held by such plans are voted by the Administrative Committee of the plan.

(4)	The shares held by such plan are voted by the Administrative Committee of the plan.

CORPORATE GOVERNANCE

The Company's business is managed under the direction of its Board of Directors, pursuant to the laws of the State of Wisconsin, its Amended and Restated Articles of Incorporation and its Bylaws.  Members of the Board of Directors are kept informed of the Company's business through discussions with the CEO and with key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Company reviews and evaluates its corporate governance policies and practices, particularly in light of the Sarbanes-Oxley Act of 2002 and rule changes made by the Securities and Exchange Commission (“SEC”) and the NYSE and believes that our current policies and practices meet these requirements.  Our corporate governance policies, including our Guidelines on Corporate Governance and charters for committees of the board, are available on our website, www.modine.com, and are available in print to any shareholder or interested person upon request.

Code of Ethics

Modine’s Global Policy on Business Conduct (our "Global Policy") summarizes the compliance and ethical standards and expectations we have for all our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer) and directors with respect to their conduct in furtherance of Company business.  It contains procedures for reporting suspected violations of the Global Policy, including procedures for the reporting of questionable accounting or auditing matters or other concerns regarding accounting, internal accounting controls or auditing matters.  The Company has established a Business Ethics Program through which employees and others may report concerns, anonymously and in confidence, regarding such matters.  A copy of our Global Policy, as well as further information regarding our Business Ethics Program is available on our website, www.modine.com.  These materials are also available in print to any shareholder or interested person upon request.  If we make any substantive amendment to the Global Policy, we will disclose the nature of such amendment on our website or in a current report on Form 8-K.  In addition, if a waiver from the Global Policy is granted to an executive officer or director, we will disclose the nature of such waiver on our website, in a press release or in a current report on Form 8-K.

ITEM 1 - ELECTION OF DIRECTORS

Action will be taken at the 2008 Annual Meeting of Shareholders for the election of four directors to serve as directors until the 2011 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.  The Company’s Amended and Restated Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, serving staggered three-year terms.  The Board of Directors currently consists of ten members with two classes of three directors each and one class with four directors.

In March 2008, the Board of Directors elected Thomas A. Burke and Bradley C. Richardson to the Board effective April 1, 2008.  The election of Messrs. Burke and Richardson followed the retirement of David B. Rayburn from the Board of Directors and his position as President and CEO of the Company on March 31, 2008.

The nominees for election are Frank P. Incropera, Vincent L. Martin, Bradley C. Richardson and Marsha C. Williams.  The election will be determined by a plurality of the votes duly cast.  It is intended that the persons appointed as proxies will vote FOR the election of the nominees listed below, unless instructions to the contrary are given to them.  The nominees have indicated that they are able and willing to serve as directors.  While it is not anticipated that any of the nominees will be unable to take office, if that happens, it is intended that the proxies will vote FOR the substitute nominee(s) designated by the Board of Directors. In accordance with our Bylaws, a director shall hold office until the end of such director’s term and until the director’s successor shall have been elected or there is a decrease in the number of directors or until his or her prior death, resignation or removal.  Vacancies may be filled by the shareholders or the remaining directors. See Selection of Nominees for the Board below.

The Company's Bylaws provide that each Director shall retire at the close of the term in which he or she attains the age of 70 years, except that the provision shall not apply to any director who has been exempted from the provision by a resolution passed by a two-third's vote of the Board of Directors.

The nominees for the Board of Directors, the directors whose terms will continue, their ages, principal occupation (which they have been in for at least five years unless otherwise indicated), other directorships and their tenure and expiration dates of their terms are as follows:

Name	Principal Occupation and Directorships
Nominees to be Elected for Terms Expiring in 2011:

Frank P. Incropera Age 68 Director since 1999
Clifford and Evelyn Brosey Professor of Mechanical Engineering of the University of Notre Dame's College of Engineering, Notre Dame, Indiana since July 2006.  From 1998 to July 2006, Dr. Incropera was McCloskey Dean of the University of Notre Dame’s College of Engineering.  Dr. Incropera was with Purdue University from 1966 to 1998 with the exceptions of research leaves spent at NASA-Ames (1969), U.C. Berkeley (1973-1974) and the Technical University of Munich (1988).

Vincent L. Martin Age 68 Director since 1992
Retired.  Mr. Martin was Chairman of the Board of Jason Incorporated, a diversified manufacturing company based in Milwaukee, Wisconsin from January 1986 to October 2004.  He was Chief Executive Officer of Jason Incorporated from 1986 to 1999.  Mr. Martin's business career includes experience with AMCA International, FMC Corporation and Westinghouse Air Brake.  Mr. Martin is also a director of Proliance International, Inc.

Bradley C. Richardson Age 49 Director since April 2008
Executive Vice President – Corporate Strategy and Chief Financial Officer (April 2008 – Present); Executive Vice President, Finance and Chief Financial Officer (January 2006 – March 2008) and Vice President, Finance and Chief Financial Officer (May 2003 – January 2006) of the Company.  Prior to joining Modine in May 2003, Mr. Richardson worked over a period of more than 20 years in various management positions with BP (f/k/a BP Amoco) including as Chief Financial Officer and Vice President of Performance Management and Control for BP’s Worldwide Exploration and Production Division (2000 – May 2003) and President of BP Venezuela (1999 – 2000).  Mr. Richardson is also a director of Brady Corporation and Tronox Incorporated.

Marsha C. Williams Age 57 Director since 1999
Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., an online travel company based in Chicago, Illinois, since July 2007. Prior to joining Orbitz Worldwide, Ms. Williams was Executive Vice President and Chief Financial Officer of Equity Office Properties Trust from August 2002 until February 2007.  Ms. Williams is also a director of Chicago Bridge & Iron Company N.V., Davis Funds and Selected Funds.

Directors Continuing in Service for Terms Expiring in 2009:

Frank W. Jones Age 68 Director since 1982
Independent management consultant in Tucson, Arizona.  Mr. Jones's forty-five year career in business includes over twenty-five years of service with Giddings & Lewis, Inc., a manufacturer of machine tools and, at that time, a NYSE- listed company, the last five as President and Chief Executive Officer.  Mr. Jones served as an officer of the Company in 1986 and 1987.

Dennis J. Kuester Age 66 Director since 1993
Chairman of the Board (since January 2005), Chief Executive Officer (January 2002 – April 2007) and President (1987 to April 2005) of Marshall & Ilsley Corporation and Chairman of Metavante Technologies, Inc., a Milwaukee, Wisconsin-based bank holding company and financial technology services company, respectively.  Mr. Kuester is also a director of Wausau Paper Corporation.

Michael T. Yonker Age 65 Director since 1993
Retired.  Prior to June 1998, Mr. Yonker was President and Chief Executive Officer of Portec, Inc., Lake Forest, Illinois, a manufacturer of material handling equipment.  Mr. Yonker is also a director of Woodward Governor Company and EMCOR Group, Inc.

Directors Continuing in Service for Terms Expiring in 2010:

Thomas A. Burke Age 50 Director since April 2008
President and Chief Executive Officer (April 2008 – Present); Executive Vice President and Chief Operating Officer (July 2006 – March 2008); and Executive Vice President (May 2005 – July 2006) of the Company.  Prior to joining Modine in May 2005, Mr. Burke worked over a period of nine years in various management positions with Visteon Corporation in Detroit, Michigan, a leading supplier of parts and systems to automotive manufacturers, including as Vice President of North American Operations (2002 – May 2005) and Vice President, European and South American Operations (2001 – 2002).  Prior to working at Visteon, Mr. Burke worked in positions of increasing responsibility at Ford Motor Company.

Charles P. Cooley Age 52 Director since 2006
Since July 2005, Mr. Cooley has been Senior Vice President, Treasurer and Chief Financial Officer of The Lubrizol Corporation, Cleveland, Ohio, a specialty chemical company.  Mr. Cooley held the position of Vice President and Chief Financial Officer of The Lubrizol Corporation from April 1998 to July 2005.  Prior to joining The Lubrizol Corporation, Mr. Cooley was Assistant Treasurer of Corporate Finance, Atlantic Richfield Company (ARCO) and Vice President, Finance, ARCO Products Company.

Gary L. Neale Age 67 Director since 1977
Retired.  Non-Executive Chairman of the Board of Modine since April 1, 2008.  Prior to January 2007, Mr. Neale was Chairman of NiSource, Inc., Merrillville, Indiana, a holding company for gas and electric utilities and other energy-related subsidiaries.  Mr. Neale served as Chief Executive Officer (1993 – July 2005) and President (1994 – November 2004) of NiSource, Inc. Mr. Neale serves as a director of Chicago Bridge & Iron Company N.V.

The Board of Directors recommends a vote FOR all of the director-nominees:  Dr. Incropera, Mr. Martin, Mr. Richardson and Ms. Williams.

Director Independence

The Company requires, as set forth in its Guidelines on Corporate Governance, that a majority of the board’s members be independent in accordance with the independence standards of the NYSE.  However, the Company is not opposed to having members of the Company's management, including the CEO and CFO, serve as directors. At a minimum, to qualify as "independent," a director must meet the independence standards of the NYSE.  The Corporate Governance and Nominating Committee assesses independence on an ongoing basis, and each director is responsible for bringing to the attention of that Committee any changes to his or her status that may affect independence.  In addition, the directors complete, on an annual basis, a questionnaire prepared by the Company that is designed to elicit information that relates to the independence assessment.  At least annually, the Board reviews the relationships that each director has with the Company.  Only those directors who the board affirmatively determines have no material relationship with the Company, and who do not have any of the relationships that prevent independence under the standards of the NYSE, are considered to be independent directors.

The Board has determined that the following directors are independent within the meaning of the listing standards of the NYSE: Messrs. Cooley, Jones, Kuester, Martin, Neale and Yonker, Dr. Incropera and Ms. Williams.  The Board concluded that none of these directors possessed the categorical relationships set forth in the NYSE listing standards that prevent independence and had no other business or other relationships with the Company relevant to a determination of their independence.  Neither Mr. Burke nor Mr. Richardson is independent given Mr. Burke’s position as President and CEO of the Company and Mr. Richardson’s role as Executive Vice President – Corporate Strategy and CFO of the Company.

Non-Executive Chairman

Effective April 1, 2008, the Board of Directors appointed Gary L. Neale Non-Executive Chairman of the Board.  As Non-Executive Chairman of the Board, Mr. Neale will preside over all meetings of the shareholders and Board of Directors and carryout such other duties as directed by the Board of Directors.

Mr. Neale served as the Board’s Lead Director from June 2003, when the position was created, through March 2008.  As Lead Director, Mr. Neale presided over periodic executive sessions of the board in which the CEO and other members of management did not participate.  At least once annually, “non-management” directors meet without the “management” directors.  Mr. Neale also chaired certain portions of board meetings and performed other duties that the board from time to time delegated to him to assist the Board in the fulfillment of its responsibilities.  Mr. Neale did not receive any compensation in addition to his director fees to perform the role of Lead Director.

Selection of Nominees for the Board

The Corporate Governance and Nominating Committee (the “Nominating Committee”) considers prospective candidates for Board membership who are recommended by its members, as well as management and shareholders.  The Nominating Committee may also decide to engage a professional search firm to assist in identifying qualified candidates.  When such a search firm is engaged, the Nominating Committee sets its fees and scope of engagement.

Once the Nominating Committee identifies a prospective nominee, it initially determines whether to conduct a full evaluation of the candidate.  The Nominating Committee makes its initial determination based on the information provided to it with the recommendation of the prospective candidate, as well as the Nominating Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

The Nominating Committee then evaluates the prospective nominee.  The Nominating Committee considers relevant factors as it deems appropriate, including the current composition of the Board and the evaluations of other prospective nominees.  In assessing candidates, the Board considers issues such as education, experience, diversity, knowledge and understanding of matters such as finance, manufacturing, technology and others frequently encountered by a global business.

Every effort is made to complement and supplement skills within the existing board and strengthen any identified areas.  Further criteria include a candidate's personal and professional ethics, integrity and values, as well as his or her willingness and ability to devote sufficient time to attend meetings and participate effectively on the Board.

In connection with this evaluation, the Board determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating Committee, and others as appropriate, including the Non-Executive Chairman, will interview prospective nominees.  After completing the evaluation and interview, the Board determines who should be nominated for a position on the Board of Directors.

Shareholder Nominations and Recommendations of Director Candidates

The Bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors.   Shareholders who desire to nominate a person or persons for election to the board must comply with the notice requirements in the Bylaws, a copy of which is available from the Company’s Secretary.  Shareholders who want to submit a recommendation for a director candidate for the board may submit the recommendation to the board using the procedure described below under Shareholder and Other Interested Persons’ Communication with the Board.  The Nominating Committee intends to evaluate candidates recommended by shareholders in the same manner that it evaluates other candidates. The Nominating Committee requests that it receive any such recommendations by October 1, 2008 for the 2009 Annual Meeting of Shareholders.

The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the Company’s Bylaws.  A copy of the Bylaws may be obtained from the Company’s Secretary.  For consideration at the 2009 Annual Meeting of Shareholders, direct nominations must be received by the Secretary no earlier than March 29, 2009 and no later than April 28, 2009.

Shareholder and Other Interested Persons’ Communication with the Board

Shareholders and other interested persons wishing to communicate with the Board of Directors or with a board member (including the Non-Executive Chairman) should address communications to the Board or to the particular board member, c/o Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552.  Under a process approved by the Board of Directors, the Secretary reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the board or committees thereof or that he otherwise determines requires their attention.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company's Business Ethics Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.  From time to time, the Board may change the process by which shareholders and other interested persons may communicate with the Board of Directors or its members.  Please refer to the Company's website, www.modine.com, for any changes to this process.

Board Meetings and Committees

The Board of Directors held seven meetings during the fiscal year ended March 31, 2008 and had five standing committees as follows: Audit; Officer Nomination & Compensation; Pension; Corporate Governance and Nominating; and Technology.  In July of each year, the Board selects the members of each of the committees.  The table below shows the membership of each committee, the number of times the board and each committee met and the attendance at board and committee meetings on which each director served in the fiscal year ended March 31, 2008.  All directors attended at least 75% of the aggregate of the board meetings and meetings of committees on which they served.  Effective April 1, 2008, Marsha C. Williams assumed the role of Chair of the Officer Nomination & Compensation Committee vacated by Gary L. Neale.

Meetings Attended	Board	Committee

Charles P. Cooley	6 of 7 (86%)	(chair) Audit 5 of 5 (100%) Corp. Gov. 4 of 4 (100%) Pension 1 of 2 (50%) Technology 1 of 1 (100%)

Frank P. Incropera	7 of 7 (100%)	Audit 5 of 5 (100%) Corp. Gov. 4 of 4 (100%) Pension 3 of 3 (100%) (chair) Technology 1 of 1 (100%)

Frank W. Jones	7 of 7 (100%)	Corp. Gov. 4 of 4 (100%) ONC 3 of 3 (100%) (chair) Pension 3 of 3 (100%) Technology 1 of 1 (100%)

Dennis J. Kuester	7 of 7 (100%)	Corp. Gov. 4 of 4 (100%) ONC 3 of 3 (100%)

Vincent L. Martin	6 of 7 (86%)	Corp. Gov. 3 of 3 (100%) ONC 2 of 2 (100%) Pension 3 of 3 (100%) Technology 1 of 1 (100%)

Gary L. Neale	6 of 7 (86%)	Audit 5 of 5 (100%) Corp. Gov. 4 of 4 (100%) ONC 3 of 3 (100%) Technology 1 of 1 (100%)

David B. Rayburn	7 of 7 (100%)	Not applicable

Marsha C. Williams	5 of 7 (71%)	Audit 4 of 5 (80%) Corp. Gov. 4 of 4 (100%) (chair) ONC 3 of 3 (100%)

Michael T. Yonker	7 of 7 (100%)	Audit 5 of 5 (100%) (chair) Corp. Gov. 4 of 4 (100%) ONC 3 of 3 (100%)

Audit = Audit Committee
ONC = Officer Nomination & Compensation Committee
Corp. Gov = Corporate Governance and Nominating Committee
Pension = Pension Committee
Technology = Technology Committee

Attendance at Annual Meeting.  Although the Company does not have a formal policy that its directors attend the Annual Meeting of Shareholders, it expects them to do so and the Company's directors historically have attended these meetings.  Richard Doyle, Charles Cooley, Frank Incropera, Frank Jones, Dennis Kuester, Vincent Martin, David Rayburn and Michael Yonker attended last year's Annual Meeting of Shareholders. The Board of Directors conducts its annual meeting directly after the Annual Meeting of Shareholders.

Roles of the Board's Committees

Audit Committee.

The Audit Committee is a separately designated standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.  The functions of the Audit Committee are described below in the Report of the Audit Committee on pages 51-52 of this proxy statement. The charter of the Audit Committee is available on the Company's website, www.modine.com.

The Board of Directors has determined that each of the members of the Audit Committee is “independent” as defined in the corporate governance listing standards of the NYSE relating to audit committees.  The Board of Directors has determined that each Audit Committee member satisfies the financial literacy and experience requirements of the NYSE, and that Mr. Cooley (the Chair of the Committee) and Ms. Williams each qualify as an “audit committee financial expert” within the meaning of the SEC rules.

Officer Nomination & Compensation Committee.

Composition.  The Officer Nomination & Compensation Committee of the Board of Directors (the “ONC Committee”) is composed exclusively of non-employee, independent directors none of whom has a business relationship with the Company, other than in their capacity as directors, or has any interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements.

Scope of Authority.  The ONC Committee reviews the performance of the executive officers; reviews candidates for positions as officers; makes recommendations to the board on officer candidates; makes recommendations to the board on compensation of officers; considers recommendations made by management relating to director compensation and presents those recommendations to the Board; and administers the incentive compensation plans in which executive officers and directors participate.  The charter of the ONC Committee is available on the Company's website, www.modine.com.

Role of Consultants. In January, prior to the end of the Company’s 2008 fiscal year, the ONC Committee reviewed all components of the directors’ compensation and the named executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits.  The ONC Committee, with the assistance of Towers Perrin, an independent executive compensation consulting firm hired by the ONC Committee to advise it on executive compensation matters, compared the total direct compensation of each named executive officer and the directors to compensation survey data provided by Towers Perrin.

Role of Executive Officers.  Towers Perrin assists the ONC Committee in the evaluation of the compensation of the CEO.  For all other officers, the Company’s CEO and Chief Human Resources Officer, with input from Towers Perrin, recommends the officer’s compensation level to the ONC Committee.  The ONC Committee determines the compensation for such officers, including the named executive officers.

Compensation Committee Interlocks and Insider Participation:  Effective April 1, 2008, Marsha C. Williams assumed the role of Chair of the Officer Nomination & Compensation Committee vacated by Gary L. Neale.  Vincent L. Martin joined the ONC Committee in July 2007.  The members of the ONC Committee are Frank W. Jones, Dennis J. Kuester, Vincent L. Martin, Marsha C. Williams and Michael T. Yonker.  Mr. Jones is a former executive officer of the Company having served more than three years ago.  See the Director Independence section above for additional information concerning director independence.

The Company had no “Compensation Committee Interlocks” as described by the SEC during fiscal 2008.

Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee (the “Nominating Committee”) develops and implements policies and practices relating to corporate governance matters, including reviewing and monitoring implementation of the Company's Guidelines on Corporate Governance; develops and reviews background information on prospective nominees to the board and makes recommendations to the Board regarding such persons; and supervises the Board's annual self-evaluation working with an outside law firm to conduct such evaluation.  The Nominating Committee is composed exclusively of non-employee, independent directors none of whom has a business relationship with the Company, other than in their capacity as directors, or has any interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements.  The Nominating Committee may utilize the services of any non-independent director but that director does not have the power to vote.  The charter of the Nominating Committee is available on the Company's website, www.modine.com.

Pension Committee.

The Pension Committee reviews and monitors performance of the defined benefit pension plans and the defined contribution plans offered by the Company; monitors the objectives, membership and activities of the Company's Pension Investment Committee; and provides oversight for pension trust investments and defined contribution plans.  The charter of the Pension Committee is available on the Company's website, www.modine.com.

Technology Committee.

The Technology Committee reviews and makes recommendations to the entire Board of Directors on major strategies and other subjects related to the Company’s approach, emphasis, and direction with regard to technical and commercial innovation and opportunities; the technology acquisition process to assure ongoing business growth; and development and implementation of measurement and tracking systems important to successful innovation.

Compensation of Directors

Employees of Modine do not receive any compensation for serving on the Modine Board.  For the 2008 fiscal year, non-employee directors, including the Lead Director, received the following: an annual retainer of $35,000, payable quarterly; $1,750 for each board meeting attended; $1,500 for each committee meeting attended; an annual retainer of $5,000 for acting as Chair of the ONC Committee, Pension Committee, Nominating Committee or Technology Committee and an annual retainer of $10,000 for acting as Chair of the Audit Committee; reimbursement for travel, lodging, and related expenses incurred in attending board and/or committee meetings; and travel-accident and director and officer liability insurance.  The ONC Committee granted Mr. Neale 3,563 shares of unrestricted Company stock on May 20, 2008 in recognition of the substantial amount of time Mr. Neale is required to devote to the Company as Non-Executive Chairman of the Board.  The stock award had a value of $60,000 on the date of grant.  The ONC Committee anticipates making annual awards of unrestricted stock to Mr. Neale as compensation for his service as the Non-Executive Chairman of the Board.

The Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors (the “Amended Directors’ Plan”) gives discretion to the Board, or a committee of the Board, to grant stock options and stock awards to non-employee directors.  The Amended Directors’ Plan is currently administered by the ONC Committee.  The Board or the ONC Committee, as applicable, has broad discretionary authority to set the terms of awards under the Amended Directors’ Plan.  It is the current policy of the Board of Directors to grant unrestricted stock awards to each non-employee director after the annual meeting of shareholders.

The following table sets forth compensation paid to non-employee members of the Company’s Board of Directors in fiscal 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Change in Pension Value ($)	Total ($)

Charles P. Cooley	70,750	39,900	NA	110,650
Richard J. Doyle (4)	15,375	0	(3)	15,375
Frank P. Incropera	70,500	39,900	(3)	110,400
Frank W. Jones	69,000	39,900	(3)	108,900
Dennis J. Kuester	58,000	39,900	(3)	97,900
Vincent L. Martin	62,500	39,900	(3)	102,400
Gary L. Neale	70,250	39,900	(3)	110,150
Marsha C. Williams	60,500	39,900	(3)	100,400
Michael T. Yonker	70,500	39,900	(3)	110,400

(1)
After the 2007 Annual Meeting of Shareholders, all of the directors continuing in office, other than Mr. Rayburn, were granted 1,400 shares of unrestricted stock under the Amended Directors’ Plan.  Ms. Williams, Dr. Incropera and Mr. Martin were granted shares of unrestricted stock even though they had received a grant of stock covering a period of three years after the 2005 Annual Meeting of Shareholders.

Prior to the approval of the Amended Directors’ Plan, non-employee directors, upon election or re-election to the board, received options to purchase the number of shares of stock equal to the product of 6,000 times (for elections between July 2000 and July 2004) or 5,000 times (for elections prior to July 2000) the number of years in the term to which such director was elected or re-elected.  These options were granted at 100% of the fair market value of the common stock on the grant date.  These options expire no later than ten years after the grant date and terminate no later than three years after termination of director status for any reason, other than death.

None of the directors included in the table above held any unvested stock awards as of the end of fiscal 2008.  As of March 31, 2008, the directors included in the table above held options to purchase shares of common stock, all of which are exercisable, as follows: Mr. Cooley – none; Mr. Doyle – 33,803; Dr. Incropera – 35,852; Mr. Jones – 36,876; Mr. Kuester – 36,876; Mr. Martin – 35,852; Mr. Neale – 53,265; Ms. Williams – 40,974 and Mr. Yonker – 36,876.

(2)
Represents amounts expensed in fiscal 2008 relating to stock grants.  Effective April 1, 2006, the Company adopted SFAS No. 123(R), which requires it to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity awards at the time of grant.  The assumptions used to determine the value of the awards are discussed in Note 24 of the Notes to the Consolidated Financial Statements of the Company contained in the Company’s Form 10-K for the fiscal year ended March 31, 2008.

(3)
Represents the change in pension value between the end of fiscal 2007 and fiscal 2008 under the Modine Manufacturing Company Director Emeritus Retirement Plan as follows: Mr. Doyle – a reduction of $10,069; Dr. Incropera – no change; Mr. Jones – a reduction of $16,394; Mr. Kuester – a reduction of $3,415; Mr. Martin – a reduction of $4,380; Mr. Neale – a reduction of $22,631; Ms. Williams – a reduction of $198; and Mr. Yonker – a reduction of $3,415.  The foregoing amounts are not included in the table above because they are negative numbers.  The change in pension value is solely a result of the change in the interest rate used to calculate the present value of the pension benefit under the Director Emeritus Retirement Plan because no benefits otherwise continue to accrue under that plan.  The Company used an interest rate of 6.62% to calculate the present value of the pension benefit at March 31, 2008 and an interest rate of 5.92% at March 31, 2007.

The Board of Directors adopted the Director Emeritus Retirement Plan pursuant to which any person, other than an employee of the Company, who was or became a director of Modine on or after April 1, 1992 and who retired from the board would be paid a retirement benefit equal to the annualized sum directors were paid for their service to the Company as directors (including board meeting attendance fees but excluding any applicable committee attendance fees) in effect at the time such director ceased his or her service as a director.  The retirement benefit continues for the period of time equal in length to the duration of the director's board service.  If a director dies before retirement or after retirement during such period, his or her spouse or other beneficiary would receive the benefit.  In the event of a change in control (as defined in the Director Emeritus Retirement Plan) of Modine, each eligible director, or his or her spouse or other beneficiary entitled to receive a retirement benefit through him or her, would be entitled to receive a lump-sum payment equal to the present value of the total of all benefit payments that would otherwise be payable under the Director Emeritus Retirement Plan.  The retirement benefit is not payable if the director directly or indirectly competes with the Company or if the director is convicted of fraud or a felony and such fraud or felony is determined by disinterested members of the Board of Directors to have damaged Modine.  Effective July 1, 2000, the Director Emeritus Retirement Plan was frozen with no further benefits accruing under it.  All eligible directors who retired prior to July 1, 2000 continue to receive benefits pursuant to the Director Emeritus Retirement Plan.  All current directors eligible for participation, Ms. Williams, Messrs. Jones, Kuester, Martin, Neale and Yonker, and Dr. Incropera, accrued pension benefits pursuant to the Director Emeritus Retirement Plan until July 1, 2000.

(4)	Mr. Doyle retired from the Board of Directors when his term expired in July 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the compensation philosophy, policies and practices of the Company with respect to the Company's Principal Executive Officer, Principal Financial Officer and the three most highly compensated executive officers, other than the Principal Executive Officer and Principal Financial Officer, who were serving as executive officers as of March 31, 2008, and one former executive officer (the "named executive officers").

For purposes of this section, “named executive officers” refers to David B. Rayburn, President and Chief Executive Officer until his retirement on March 31, 2008; Bradley C. Richardson who was Executive Vice President – Finance and Chief Financial Officer previously and became Executive Vice President – Corporate Strategy and Chief Financial Officer on April 1, 2008; Thomas A. Burke, who became President and Chief Executive Officer on April 1, 2008 and was Executive Vice President and Chief Operating Officer prior to that time; Charles R. Katzfey, former Regional Vice President – Americas; Klaus A. Feldmann, Regional Vice President – Europe; and James R. Rulseh, Regional Vice President - Americas.

Executive Compensation Policy

The following principles guide the Officer Nomination & Compensation Committee’s (the “ONC Committee”) decisions on executive compensation:

•	Modine's goals can only be achieved by the retention and attraction of competent, highly skilled people;

•	Compensation is a primary factor in retaining and attracting employees;

•	Performance-based compensation must balance rewards for short-term and long-term results;

•	Compensation must be linked to the interests of our shareholders by using stock incentives, both stock awards and stock options;

•
Elements of executive compensation: base salary; targeted annual incentives (cash bonus); and targeted long-term incentives (stock-based) are set to be at the median of the market using two different compilations of survey data representing many different industries regressed to Modine’s revenue size;

•	Strong financial and operational performance must be encouraged and shareholders’ investments must be preserved and enhanced over time without undue risk in the process; and

•
Corporate results need to be rewarded rather than independent performance of operating units given the interdependence of those units and the benefits derived from the fostered cooperation and optimization of resource allocation.

Elements of Executive Compensation for Fiscal 2008

It is the ONC Committee’s philosophy that an executive compensation program should be used to promote both the short and long-term financial objectives of the Company, encourage the executives to act as owners of the Company and attract and retain people who are qualified, motivated and committed to excellence.  The ONC Committee believes this can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation.  The equity compensation provides an incentive that rewards superior performance and provides financial consequences for underperformance.

The CEO participates in the same programs and receives compensation based generally on the same factors as the other named executive officers.  However, the level of the CEO’s compensation is heavily dependent upon the Company’s performance.  Mr. Rayburn's overall compensation reflected and Mr. Burke’s salary reflect a greater degree of policy and decision-making authority and a higher level of responsibility with respect to the strategic direction and financial and operational results of the Company.  The ONC Committee believes that the CEO’s compensation should be more weighted in performance measurements so that his compensation increases to a greater degree with improvements in the Company’s performance.

Base Salary

Individual performance is the key component in determining base salary and any changes to base salary.  Base salary is designed to compensate executives for their level of responsibility and sustained individual performance.  The ONC Committee, in addition to testing base salary against relevant survey data, exercises its judgment to determine the appropriate level of base compensation to differentiate individuals based upon their individual performance.  The determination of base salary affects every other aspect of executive compensation because all of the other components of executive compensation, including severance and retirement benefits, are set by the amount of the individual’s base salary.  The ONC Committee determines the CEO’s base salary with the assistance of the ONC Committee’s consultant, Towers Perrin, and reviews and approves the compensation of other officers. The ONC Committee annually reviews base salary to ensure, on the basis of responsibility and performance, that executive compensation is meeting the ONC Committee's principles.  Superior performance is recognized through above market merit increases.

The ONC Committee evaluates the individual performance of the Company’s CEO and sets his base salary to reflect his:

•	Success in meeting specified financial goals for the Company;

•	Development and successful implementation of an effective senior management team and provision for management succession;

•	Development and successful implementation of Modine's long-term strategic plan and annual goals and objectives;

•	Leadership abilities;

•	Ability to instill confidence in others and inspire the confidence of others;

•	Effective communications with stakeholders; and

•	Relationship with the board.

As a result of this evaluation and comparison with compensation norms, Mr. Rayburn's salary was increased from $702,000 to $723,000, a 3% increase, effective July 1, 2007.  Except as provided below, the range of base salary increases for the other named executive officers was between 1.9 percent and 7.1 percent.

On May 20, 2008, the ONC Committee, in recognition of the expectations for the CEO, increased Mr. Burke’s annual base salary from $465,000, his salary as Chief Operating Officer, to $627,750.  The salary increase for Mr. Burke was retroactive to April 1, 2008, the date he assumed the role of President and Chief Executive Officer.  On May 20, 2008, the ONC Committee also increased Mr. Richardson’s annual base salary from $417,000 to $454,530, retroactive to April 1, 2008, the date he assumed the role of Executive Vice President – Corporate Strategy and Chief Financial Officer.

Cash Incentive Bonus

The Modine Management Incentive Plan (“MIP”) is Modine’s globally applied cash incentive plan.  All named executive officers participate in the MIP.  The MIP has a short-term focus (one year) and, through fiscal 2008, was based on fiscal year results of the Company using Return on Assets Employed (“ROAE”) as its measure.  ROAE is determined by adding back after-tax interest expense to net earnings and dividing by average net assets.  ROAE drives performance by focusing the organization on asset utilization, working capital management and earnings improvement.  Using one measure, ROAE, fosters cooperation among regions, product lines and plants, encourages efficient allocation of resources and keeps managers focused on the performance of the corporation overall.  The ONC Committee annually reviews the percentage to be awarded as a MIP bonus and the methodology for calculation of ROAE as well as the appropriateness of ROAE as the basis for the MIP award.

Cash incentives would increase in a linear fashion with increases in the Company's ROAE.  The incentive is set at a percentage of base salary and the incentive levels are greater for more highly compensated individuals to reflect their level of responsibility which is consistent with general industry practice.

The Threshold, Target and Maximum levels for ROAE in the MIP were originally set by establishing acceptable, expected and exceptional levels of performance as measured against the return on net assets of companies in the Standard & Poor’s 500.  The ONC Committee determined that the Target level would be set so that it was expected to be achievable 50% of the time.  The Threshold, Target and Maximum Incentive payments were set at an ROAE of 4.7%, 8.7%, and 14.0%, respectively.  The ONC Committee reviews the Threshold, Target and Maximum levels, as well as the percentage of salary payable upon achievement of such goals, on an annual basis.  As a result of such a review, the ONC Committee may change the Threshold, Target and Maximum levels to best drive short-term corporate performance as it deems appropriate.

The table below shows the percentage of salary the CEO and the other named executive officers could earn under the MIP.  For the fiscal year ended March 31, 2008, the Company did not pay MIP bonuses to any employee, including the named executive officers because the Company did not achieve the Threshold level.

ROAE	Bonus	Percentage of CEO Salary Subject to Award	Percentage of Salary Subject to Award for Messrs. Richardson and Burke	Percentage of Salary subject to Award for Messrs. Feldmann, Katzfey and Rulseh

4.7%	Threshold	47.5	30	25

8.7%	Target	95	60	50

14%	Maximum	190	120	100

Effective April 1, 2008, payment under the MIP will be based upon achievement of the Company’s annual plan, specifically, the attainment of certain gross margin as a percentage of revenue and operating working capital as a percentage of revenue measures. The Company continues to have Threshold, Target and Maximum levels of payment under the MIP depending upon the results of the Company against the specified gross margin and operating working capital levels.  Each measure is weighted 50% and payment under one measure is independent of the other.  If both the achievement of gross margin and working capital were at Target levels, participants would receive 100% of their Target bonus.  Fifty percent of the corresponding MIP achievement schedule would be paid at the Threshold, Target and Maximum levels for gross margin of 14.5%, 15.0% and 15.5%, respectively.  Fifty percent of the corresponding MIP achievement schedule would be paid at the Threshold, Target and Maximum levels for operating working capital of 10.9%, 10.2% and 9.5%, respectively.

Equity Incentives - Long-Term Incentive Compensation

The Company’s long-term incentive plan is used to attract, retain and motivate key employees who directly impact the performance of the Company over a timeframe greater than a year.  The plan is stock-based so that Modine’s stock price directly affects the amount of compensation the executive receives upon achievement of the performance goals under the plan.  The ONC Committee sets the grants as a percentage of base salary.  Determinations of the achievement of performance goals for the equity compensation long-term performance share incentives are not made until the Company’s audited financial statements are completed.

The ONC Committee’s compensation consultant works with the ONC Committee to determine the appropriate level of long-term compensation for each position.  For fiscal 2008, the ONC Committee with market input from its compensation consultant, determined that the long-term incentive compensation for the CEO would be targeted at 200% of his salary, which is the median based on the survey data used by the Company and described above under Executive

Compensation Policy.  For the remaining named executive officers, the CEO recommended, and the ONC Committee approved, the percentage of salary for long-term incentive compensation as follows:

Name	Percentage of Salary
Bradley C. Richardson	145%
Thomas A. Burke	145%
Charles R. Katzfey	115%
Klaus A. Feldmann	100%
James R. Rulseh	115%

In fiscal 2008, the Company’s named executive officers received the following long-term incentive compensation:

•
Stock Options (targeted at approximately 20% of long-term incentive dollars) - The ONC Committee believes that stock options focus executives on driving performance.  Stock options have an exercise price equal to the fair market value of the common stock on the date of grant, are immediately exercisable when the recipient has been employed by the Company for at least one year and have a term of ten years from the date of grant;

•
Retention Restricted Stock Awards (targeted at approximately 20% of long-term incentive dollars) - Retention stock awards reward employees for their continued commitment to the Company.  The Company grants the employees shares of restricted stock and the restrictions lapse on one-quarter of the shares each year for a period of four years; and

•
Performance Stock Awards (targeted at approximately 60% of long-term incentive dollars depending on the achievement of the Threshold, Target or Maximum goals as described below) - Awards of performance stock are earned by achieving corporate financial goals over a three-year period and are paid after the end of that three-year period.  Payout levels vary based upon the achievement of Threshold, Target or Maximum goals.  Once earned, the performance stock awards are not subject to any restriction.

Two measures are used to determine performance stock awards – Earnings per Share (“EPS”) growth and Total Shareholder Return (“TSR”).  The EPS measure focuses management on increasing earnings for shareholders.  The TSR measure gauges performance relative to other companies and focuses management on driving positive differentiation in Modine’s stock performance.  Achievement and payout for each measure is calculated and paid out independently of the other measure. A new performance period begins each year so multiple performance periods, with separate goals, operate simultaneously.  EPS achievement is weighted at 60% of the Target performance shares and TSR is weighted at 40% of the Target performance shares.

The EPS goal is measured over a three-year period, which ensures that management makes decisions with the intermediate term in mind versus trying to maximize a given year’s performance to the detriment of future periods.  Through the end of fiscal 2008, the EPS growth achievement was based on cumulative three year EPS achievement with levels as follows: Threshold - 5% per year; Target – 10% per year and Maximum – 20% per year.  The 10% annualized EPS growth goal was set to approximate the average EPS growth of the S&P 500 over a ten-year period.

For the plan commencing in fiscal 2009, the EPS goal is expressed as a specified cumulative dollar amount to be achieved over the three-year period rather than a year-over-year percentage increase.  EPS will be determined under generally accepted accounting principles but the ONC Committee may, in its discretion, make appropriate adjustments to eliminate the impact of unusual items.  For the plan commencing in fiscal 2009, the EPS three-year cumulative amounts are $2.00, $2.50, and $3.00, respectively, for Threshold, Target and Maximum levels.

The performance measure for TSR is Modine’s performance relative to the performance of the S&P 500 over a three year period with levels as follows through fiscal 2008: Threshold – 25th percentile; Target – 50th percentile and Maximum – 75th percentile.  For the plans commencing in fiscal 2009, the TSR performance levels are as follows: Threshold – 35th percentile; Target – 50th percentile and Maximum – 75th percentile.  The calculation of TSR includes both the stock price change over the three-year period as well as dividends paid during the period.

See the Grants of Plan-Based Awards table below which contains estimates of future payout of long-term compensation.

Employment and Post-Employment Benefits

General Benefits.  The named executive officers receive the same basic employee benefits that are offered by the Company to all salaried employees within the region where the individual resides.  These benefits include medical and dental coverage, disability insurance and life insurance.  The cost of these benefits is partially borne by the employee, including each named executive officer.

Retirement Benefits for U.S. Employees.

The Company offers retirement benefits to its employees through tax-qualified plans, including an employee-funded Modine 401(k) Retirement Plan for U.S. Salaried Employees (the “401(k) Retirement Plan”).  Under the 401(k) Retirement Plan, the Company contributes 50% of the amount contributed to the plan by the employee, subject to a maximum contribution of 2.5% of the employee’s pay up to the maximum allowed by law.  While the benefit is available to all of the Company’s full-time employees in the U.S., each individual participant’s 401(k) Retirement Plan balance may vary due to a combination of differing annual amounts contributed by the employee, the investment choices of the participant (the same investment choices are available to all participants in the plan) and the number of years the person has participated in the plan.

The Company makes a contribution in January of each year to a defined contribution plan in an amount between four and seven percent of salary for each full-time U.S. salaried employee, including the named executive officers, other than Klaus A. Feldmann.  The percentage paid is determined each December based upon business performance balanced against the need to offer competitive benefits.  This contribution replaces the accumulation of service credit and salary increases for those eligible to participate in the Company’s pension plan, which is otherwise frozen, and provides another vehicle for retirement savings for those who are not eligible to participate in the Company’s pension plan. The Company’s pension plan is more fully described in the Pension Benefits Table below.  Messrs. Rayburn, Richardson and Rulseh participate in the Company’s pension plan.  Mr. Burke joined the Company after the pension plan was closed to new participants.  Mr. Feldmann does not participate in the U.S. company-sponsored pension plan because he is a citizen of Germany, but the Company provides a cash benefit of 5% of base salary to Mr. Feldmann to fund a retirement benefit.

In addition to the employee benefits applicable to U.S. employees in general, more highly compensated employees of Modine, including the named executive officers, other than Klaus Feldmann, receive the following benefits:

Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified plan.  It allows an employee to defer salary in an amount that exceeds the statutory limitations applicable to the 401(k) Retirement Plans.  For the 2007 calendar year, an employee could contribute no more than $15,500 to a 401(k) Retirement Plan.  The Deferred Compensation Plan allows a highly compensated employee to defer an amount of salary that exceeds $15,500 but in no event can the deferral into the Deferred Compensation Plan exceed 10% of base salary.  Salary deferred pursuant to the Deferred Compensation Plan is invested by the committee administering the plan and does not earn a preferential rate of return.  Payments out of the Deferred Compensation Plan are deferred until termination of service or retirement.  The employer match is made in this plan only to the amount that was lost in the 401(k) Retirement Plan due to statutory limits.

Additionally, an employer contribution may be made each January in conjunction with the defined contribution plan payment of between four and seven percent of salary.  A contribution to the executive’s deferred compensation account is limited to the amount that would have otherwise been made in the qualified plan but was not paid because of statutory limitations.

Executive Supplemental Retirement Plan (“SERP”).  The SERP is a non-qualified pension plan.  The SERP is an extension of the Company’s qualified pension plan that allows salary and bonus that is in excess of statutory limits to be taken into account in determining pension benefits payable to an employee.

Perquisites.  The Company does not provide significant perquisites or personal benefits to named executive officers.  Modine provides the named executive officers with the following limited perquisites that are available to officers generally, but not to other employees, to facilitate their ability to attend to matters of the business:

•	Annual allowance for financial and tax planning services;

•	Eligibility for annual physical examinations at an off-site medical facility;

•	In extremely limited circumstances and where appropriate given the significant time demands on Modine’s executives, use of Modine-owned aircraft;

•	Use of Modine fleet vehicles for occasional personal use; and

•	Country club initiation fees.

The ONC Committee reviewed the above perquisites provided by Modine during the fiscal year ended March 31, 2008 and found them to be reasonable and appropriate.

Share Ownership Guidelines

Effective January 16, 2008, the Board adopted share ownership guidelines for incumbent members of the Board of Directors and officers of the Company.  The guidelines are set forth in the Company’s Guidelines on Corporate Governance that are available at the Company’s website, www.modine.com.  The Board believes that in order to further align the interests of members of the Board and shareholders, members of the Board and officers should have a meaningful personal investment in the Company.   Only shares of stock, either restricted or unrestricted, count toward the guideline figures.  Options are not counted toward the guideline figures.  The guidelines generally provide that by 2013, incumbent directors are expected to hold shares of Company stock with a value of at least three times the value of the director’s annual cash retainer.   With regard to officers, by 2013, the President and CEO is expected to hold shares of Company stock with a value of at least four times his annual base salary; named executive officers, other than the President and CEO, are expected to hold shares of Company stock with a value of at least three times their annual base salary; and officers, other than those addressed above, are expected to hold shares of Company stock with a value of at least two times their annual base salary.

Grants of Stock Options/Stock Awards

In May 2007, after the earnings release for results of fiscal 2007, the ONC Committee set the Threshold, Target and Maximum levels for the grant of Performance Stock Awards.  The number of shares of stock at each level was based upon the stock price on May 2, 2007 but the ultimate number of shares issued, if any, is dependent upon the achievement of the EPS and TSR levels set by the ONC Committee and described above in Equity Incentives – Long Term Incentive Compensation.

It has also been the Company’s practice for the ONC Committee, at the January meeting, to make awards of stock options and retention restricted stock to the named executive officers as well as other employees of the Company recommended by management.  Prior to fiscal 2008, the options were granted at the closing price of the stock on the date of the grant.  In addition to the January option grants, the Company grants stock options and/or stock awards, in its discretion, to new executive officers as well as certain other new hires.  In these instances, the grant price is the closing price of the Company’s common stock on the first day of the employee’s employment.  In no instance has the Company planned to time or has it timed its release of material nonpublic information for the purpose of affecting the value of executive compensation.

In January 2008, the ONC Committee determined that the annual awards of restricted stock and option grants would be effective one week after the earnings release for the Company’s third quarter of fiscal 2008, at the closing price of the stock on that date.  The awards were effective on February 11, 2008, one week after the Company’s third quarter earnings release; the closing price of the stock on that date was $13.33.

Employment Agreements

The Company has employment agreements with each of Messrs. Burke and Richardson as well as its Vice President and Chief Technology Officer, Dr. Anthony C. De Vuono who is an executive officer but not a named executive officer.  Modine Holding GmbH, the Company’s subsidiary in Germany, has an employment agreement with Mr. Feldmann, as is customary in Germany.  The Company also has change in control agreements with all of its officers, including Mr. Rulseh, and certain key employees.   The purpose of these agreements is to ensure continuity and, in the case of change in control provisions, the continued dedication of our executives during any period of uncertainty.

The Company had a change in control agreement with Charles Katzfey, Regional Vice President – Americas, until his retirement from the Company on December 31, 2007.  On October 5, 2007, the Company entered into a letter agreement with Mr. Katzfey regarding his retirement from the Company which superseded his change in control agreement.

The Company had an employment agreement with Mr. Rayburn, the Company’s President and CEO prior to his retirement on March 31, 2008.  On April 6, 2008, Company entered into a retirement agreement with Mr. Rayburn pursuant to which Mr. Rayburn confirmed his retirement and his resignation from the Board of Directors.

In May 2008, the ONC Committee reviewed and approved a change to the employment agreements the Company has with Messrs. Burke and Richardson and Dr. De Vuono, effective July 1, 2008. The agreements will be amended to provide that any severance payment under such agreements would be paid over the remaining 36 month term of the agreement in the case of Messrs. Burke and Richardson and over the remaining 24 month term in the case of Dr. De Vuono, rather than in a lump sum.  In addition, the ONC Committee determined that the definition of “Good Cause” under such agreements should be amended to provide that a termination for “willful and continued failure to perform substantially the Executive’s duties” would be grounds for termination for Good Cause.  In the event of termination for Good Cause, the Company is not contractually obligated to pay benefits under the agreement to the executive.

See Potential Payments upon Termination or Change in Control below for additional information about these agreements.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company's CEO and the other named executive officers who are covered by Section 162(m).  Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The ONC Committee believes that it is generally in the Company's best interest to attempt to structure performance-based compensation, including stock option and stock award grants and annual bonuses, to named executive officers who may be subject to Section 162(m) in a manner that satisfies the statute's requirements.  However, the ONC Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation.  Accordingly, the Board and the ONC Committee have expressly reserved the authority to award non-deductible compensation in appropriate circumstances.  Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will do so.

Officer Nomination and Compensation Committee Report

The ONC Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management; and, based on that review and discussion, the Officer Nomination and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and the Company’s annual report on Form 10-K.

Effective April 1, 2008, Marsha C. Williams assumed the role of Chair of the ONC Committee vacated by Gary L. Neale.  Vincent Martin joined the ONC Committee in July 2007.

Members of the ONC Committee:

Marsha C. Williams, Chair	Vincent L. Martin
Frank W. Jones	Michael T. Yonker
Dennis J. Kuester

Summary Compensation Table

The following table sets forth compensation awarded to, earned by, or paid to the Company's Principal Executive Officer, Principal Financial Officer, and the three most highly compensated executive officers, other than the Principal Executive Officer and Principal Financial Officer, who were serving as executive officers as of March 31, 2008 and one former executive officer (the "named executive officers") for services rendered to the Company and its subsidiaries during the fiscal years ended March 31, 2008 and 2007.  Modine has no employees who earn more than the named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
David B. Rayburn President and CEO (until March 31, 2008)	2008 2007	717,750 702,000	- -	137,274 690,912	212,814 226,005	0 384,126	194,292 362,727	3,075,735 79,081	4,337,865 2,444,851

Bradley C. Richardson EVP - Corporate Strategy and CFO	2008 2007	414,000 405,000	- -	95,877 269,040	89,013 88,011	0 130,359	- 7,294	54,432 44,864	653.322 944,568

Thomas A. Burke President and CEO (since April 1, 2008; previously, EVP and COO)	2008 2007	462,500 448,366	- -	107,721 266,098	100,003 87,048	0 144,050	NA NA	69,380 44,507	739,604 990,069

Charles R. Katzfey Regional VP-Americas (until October 12, 2007)	2008 2007	237,469 311,000	- -	41,378 175,986	- 57,571	0 100,103	15,438 128,555	628,834 42,064	923,119 815,279

Klaus A. Feldmann(6) Regional VP – Europe	2008 2007	282,645€/ $446,728 275,000€/ $367,352	- -	94,919€/ $150,022 129,818€/ $173,415	88,111€/ $139,262 42,465€/ $56,726	0 88,516€/ $118,242	NA NA	47,162€/ $74,541 51,307€/ $68,538	512,837€/ $810,553 587,106€/ $784,273

James R. Rulseh Regional VP-Americas	2008 2007	318,500 311,000	- -	58,393 175,986	54,212 57,571	0 100,103	- 133,698	47,625 40,710	478,730 819,068

(1)
The salary amounts include amounts deferred at the named executive officer's option through contributions to the Modine 401(k) Retirement Plan for Salaried Employees and the Modine Deferred Compensation Plan.

(2)
The “Bonus” column includes only discretionary bonus payments.  Payments under the Management Incentive Plan are set forth in the “Non-Equity Incentive Plan Compensation” column of this table.  Because named executive officers’ goals are specific and the officers’ performance against them is measured, payments under the Management Incentive Plan that relate to the achievement of stated goals are reflected in the “Non-Equity Incentive Plan Compensation” column of this table.

(3)
Represents the amounts expensed in the stated fiscal year relating to grants of Retention Restricted Stock Awards, Performance Stock Awards (Stock Awards column) and options (Option Awards column) under the Modine Manufacturing Company 2007 Incentive Compensation Plan (the “2007 Plan”).  See Grants of Plan-Based Awards table and Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for further discussion regarding the awards in fiscal 2008 and the Outstanding Equity Awards at Fiscal Year End table regarding all outstanding awards.

Effective April 1, 2006, the Company adopted SFAS No. 123(R), which requires it to recognize compensation expense for stock options and other stock-related awards granted to employees and directors based on the estimated fair value of the equity awards at the time of grant.  The compensation expense for such awards is expensed at the time of grant.  The assumptions used to determine the value of the awards are discussed in Note 24 of the Notes to the Consolidated Financial Statements of the Company contained in the Company’s Form 10-K for the fiscal year ended March 31, 2008.

The Retention Restricted Stock Awards under the 2007 Plan are subject to restrictions that lapse annually in fourths (for awards made in and after January 2006) and in fifths (for awards made prior to January 2006) over a period commencing at the end of the first year from the date of grant.  The shares may, if authorized by the ONC Committee, be released at an earlier date.  Dividends are paid on the restricted shares at the same time and at the same rate as dividends are paid to all shareholders.  The amount of the dividends paid on unvested shares of restricted stock is included in the “All Other Compensation” column of this table.

The actual value, if any, which an optionee will realize upon the exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised, which cannot be forecasted with any accuracy.  The ultimate value of the Performance Stock Awards will depend upon the number of shares that vest and the Company’s common stock price at vesting.

(4)
Represents the change in pension value between the end of fiscal 2007 and fiscal 2008.  The aggregate changes in pension value for the named executive officers who participate in the Modine Manufacturing Company Pension Plan for Non-Union Hourly-Paid Factory Employees and Salaried Employees and the Salaried Pension Plan and Executive Supplemental Retirement Plan were as follows: Mr. Rayburn – an increase of $194,292; Mr. Richardson – a reduction of $9,732; Mr. Rulseh – a reduction of $20,952.  These amounts for Messrs. Richardson and Rulseh are not included in the table above because they are negative numbers.  For purposes of calculating the change in benefit values from year to year, the discount rates used to determine the present value of the benefit were 5.92% as of March 31, 2006, 5.92% as of March 31, 2007, and 6.62% as of March 31, 2008.

(5)
The amounts set forth in this column for fiscal 2008 include: Company contributions under the 401(k) Retirement Plan (“401(k) Co. Match”); Company contribution to the qualified deferred contribution plan (“Def. Contr. Plan”); Company matching contributions under the Modine Deferred Compensation Plan (“DC Co. Match”); Company payment of long-term disability insurance premiums (“LTD Ins.”); Company payment of life insurance premiums (“Life Ins.”); dividends on unvested restricted stock; perquisites and other personal benefits; and retirement benefits.

Perquisites and Other Personal Benefits.  We provide our executive officers with perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention.  Perquisites for employees resident in the U.S. may include an annual allowance for financial and tax planning services; an annual physical at an off-site medical facility; use of Modine fleet vehicles for occasional personal use; use of the company plane (which is only used in extremely limited circumstances); and country club initiation fees.  For Mr. Feldmann, perquisites consist of lease of a vehicle and a retirement supplement because he does not participate in the benefit plans available to U.S. residents.

Amounts do not include the incremental cost of our Business Travel Accident Insurance Plan, which provides coverage to all of our directors and full-time salaried employees.  The total aggregate premiums in fiscal 2007 and fiscal 2008 for this plan for all participants were $14,000 and $12,650, respectively.

Name	Fiscal Year	401(k) Co. Match ($)	Def. Contr. Plan ($)	DC Co. Match ($)	LTD Ins. ($)	Life Ins. ($)	Dividends on Restricted Stock ($)	Perquisites ($)	Retirement Benefits	Total
David B. Rayburn	2008 2007	8,100 7,235	9,000 8,800	52,384 17,065	840 845	2,656 2,322	25,710 36,665	13,679 6,149	2,963,366 0	3,075,735 79,081

Bradley C. Richardson	2008 2007	7,874 7,767	9,000 8,800	19,333 6,626	840 845	926 810	11,560 18,179	4,899 1,837	0 0	54,432 44,864

Thomas A. Burke	2008 2007	7,607 8,275	9,000 8,800	23,607 7,866	840 845	1,242 926	10,070 14,215	17,014 3,580	0 0	69,380 44,507

Charles R. Katzfey	2008 2007	5,525 8,028	9,000 3,168	10,839 8,800	632 845	2,522 2,459	8,936 14,629	13,666 4,135	577,714 0	628,834 42,064

Klaus A. Feldmann	2008 2007	NA NA	NA NA	NA NA	NA NA	14,132€/ $22,336 13,750€/ $18,368	5,734€/ $9,063 10,643€/ $14,217	27,296€/ $43,142 26,914€/ $35,953	0 0	47,162€/ $74,541 51,307€/ $68,538

James R. Rulseh	2008 2007	7,790 8,105	9,000 8,800	10,906 3,091	840 845	1,182 1,150	9,213 14,540	8,694 4,179	0 0	47,625 40,710

(6)
The salary, bonus and other annual compensation for Mr. Feldmann, who works and lives in Germany, were paid to him in Euros.  The amounts shown in U.S. dollars in the table above were converted from Euros at the following exchange rates in effect at March 31 in the years indicated: 2008 - $1=.6327€ and 2007 - $1=0.7486€.

Grants of Plan-Based Awards for Fiscal 2008

The compensation plan under which the grants in the following table were made, the Modine Management Incentive Plan (“MIP”) and the Modine Manufacturing Company 2007 Incentive Compensation Plan (the “2007 Plan”), are generally described in Executive Compensation – Compensation Discussion and Analysis – Cash Incentive Bonus and Equity Incentives – Long-Term Incentive Compensation. The MIP provides for short term cash awards.  The 2007 Plan provides for, among other incentives, the grant of performance stock awards, stock options and restricted stock awards.  The following table sets forth information about grants of any award made in the fiscal year ended March 31, 2008 to the named executive officers.  As indicated in the footnotes to this table, the amounts included in the “Estimated Payouts under Equity Incentive Plan Awards” column of this table are contingent upon the achievement of certain earnings per share and total shareholder return levels.

Name	Award Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Number of Shares of Stock or Units (#)(3)	All Other Option Awards; Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

David B. Rayburn (4)	4/1/07 5/2/07 1/15/08 1/15/08	4/1/07 5/2/07 2/11/08 2/11/08	340,931	681,863	1,363,725	15,838	39,594	69,290	22,668	67,775	13.33	464,917 302,164 212,814

Bradley C. Richardson	4/1/07 5/2/07 1/15/08 1/15/08	4/1/07 5/2/07 2/11/08 2/11/08	124,200	248,400	496,800	6,624	16,561	28,981	9,481	28,348	13.33	271,832 126,382 89,013

Thomas A. Burke	4/1/07 5/2/07 1/15/08 1/15/08	4/1/07 5/2/07 2/11/08 2/11/08	138,750	277,500	555,000	7,442	18,605	32,559	10,652	31,848	13.33	305,412 141,991 100,003

Charles R. Katzfey	4/1/07 5/2/07	4/1/07 5/2/07	79,625	159,250	318,500	4,034	10,086	17,650	NA	NA	NA	112,779 NA

Klaus A. Feldmann	4/1/07 5/2/07 1/15/08 1/15/08	4/1/07 5/2/07 2/11/08 2/11/08	111,682	223,365	446,728	4,149	10,372	18,151	5,938	17,754	13.33	170,270 79,153 55,784

James R. Rulseh	4/1/07 5/2/07 1/15/08 1/15/08	4/1/07 5/2/07 2/11/08 2/11/08	79,625	159,250	318,500	4,034	10,086	17,650	5,774	17,265	13.33	165,557 76,967 54,212

(1)
The awards are made under the MIP.  The MIP is Modine’s globally applied cash bonus plan and is described in Compensation Discussion and Analysis – Cash Incentive Bonus above.  Award levels for the MIP are set prior to the beginning of the fiscal year.

(2)
Performance Stock Awards under the 2007 Plan were granted, subject to the Company’s achievement of the performance level under the plan, for payment in the fiscal year ending March 31, 2010.  The awards were granted at $23.35, the closing price of the Company’s stock on May 2, 2007.  No dividends are paid on these shares of stock.  See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation above.

(3)	Retention Restricted Stock Awards. See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation above.

(4)
The amounts of Performance Stock Awards set forth for Mr. Rayburn were prorated given his retirement from the Company on March 31, 2008.  Since Mr. Rayburn was employed by the Company for one year of the three-year term of the awards granted on May 2, 2007, Mr. Rayburn would receive one-third of what he would have received if he were employed by the Company until the payment of the award, if any, in the fiscal year ending March 31, 2010.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested ($)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or other Rights that Have Not Vested ($)(3)
David B. Rayburn	20,487 25,608 25,609 40,974 22,945 30,730 26,663 25,988 32,379 67,775	NA	32.46 24.41 22.70 22.24 18.09 28.48 30.82 32.61 27.22 13.33	1/20/2009 1/19/2010 1/17/2011 3/31/2011 3/31/2011 3/31/2011 3/31/2011 3/31/2011 3/31/2011 3/31/2011	59,650	864,329	27,022	391,549

Bradley C. Richardson	25,608 16,390 14,238 9,797 12,609 28,348	NA	20.96 28.48 30.82 32.61 27.22 13.33	5/12/2013 1/20/2014 1/18/2015 1/17/2016 1/16/2017 2/11/2018	27,464	397,953	16,629	240,954

Thomas A. Burke	25,609 9,298 12,471 31,848	NA	30.40 32.61 27.22 13.33	5/31/2015 1/17/2016 1/16/2017 2/11/2018	25,453	368,814	17,141	248,373

Charles R. Katzfey	8,195 12,292 15,366 20,487 12,292 10,653 6,663 8,248	NA	32.46 24.41 22.70 22.24 28.48 30.82 32.61 27.22	1/20/2009 1/19/2010 12/31/2010 12/31/2010 12/31/2010 12/31/2010 12/31/2010 12/31/2010	0	0	15,734	227,986

Klaus A. Feldmann	6,146 12,292 15,366 20,487 11,472 12,292 10,653 6,605 8,127 17,754	NA	32.46 24.41 22.70 22.24 18.09 28.48 30.82 32.61 27.22 13.33	1/20/2009 1/19/2010 1/17/2011 1/16/2012 1/06/2013 1/20/2014 1/18/2015 1/17/2016 1/16/2017 2/11/2018	18,521	268,369	10,744	155,681

James R. Rulseh	8,195 8,194 9,219 20,487 11,472 12,292 10,653 6,486 8,248 17,265	NA	32.46 24.41 22.70 22.24 18.09 28.48 30.82 32.61 27.22 13.33	1/20/2009 1/19/2010 1/17/2011 1/16/2012 1/16/2013 1/20/2014 1/18/2015 1/17/2016 1/16/2017 2/11/2018	18,367	266,138	10,618	153,855

(1)	Under the Modine Manufacturing Company 2007 Incentive Compensation Plan (the “2007 Plan”), options are exercisable immediately if the recipient has been employed by the Company for at least one year.

(2)
Under the 2007 Plan, these shares are Retention Stock Awards.  The market value of the awards was determined by multiplying the number of unvested shares by $14.49, the closing price of the Company’s common stock on March 31, 2008.  See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of Retention Stock Awards.

The restricted shares vest as follows:

	Share Vesting for David Rayburn (#)	Share Vesting for Bradley Richardson (#)	Share Vesting for Thomas Burke (#)	Share Vesting for Klaus Feldmann (#)	Share Vesting for James Rulseh (#)

April 13, 2008	59,650
May 5, 2008				300	300
May 6, 2008		480		480	480
May 12, 2008		6,100		2,100	2,100
May 31, 2008			5,000
January 16, 2009		1,080	1,068	696	707
January 17, 2009		840	797	566	556
January 18, 2009		600		600	600
January 20, 2009		600		600	600
February 11, 2009		2,370	2,663	1,484	1,443
May 6, 2009		480		480	480
May 12, 2009		2,100		2,100	2,100
May 31, 2009			5,000
January 16, 2010		1,080	1,068	696	707
January 17, 2010		840	797	567	556
January 18, 2010		600		600	600
February 11, 2010		2,370	2,663	1,484	1,443
May 12, 2010		2,100		2,100	2,100
January 16, 2011		1,083		698	707
January 17, 2011			1,071
February 11, 2011		2,370	2,663	1,484	1,443
February 11, 2012		2,371	2,663	1,486	1,445

(3)
Performance Stock Awards under the 2007 Plan at the Threshold level.  See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of Performance Stock Awards.  The market value of the awards was determined by multiplying the number of unvested shares by $14.49, the closing price of the Company’s common stock on March 31, 2008.

Option Exercises and Stock Vested for Fiscal 2008

Each of the stock prices set forth below was the closing price of the common stock on the NYSE on the date the restrictions lapsed and the shares vested.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David B. Rayburn	NA	NA	700	16,247	(1)
			800	18,568	(2)
			6,300	147,294	(3)
			3,000	45,960	(4)
			2,775	38,545	(5)
			2,227	30,844	(6)
			1,000	14,000	(7)
			1,000	14,000	(8)

Bradley C. Richardson	NA	NA	480	11,141	(2)
			6,100	142,618	(3)
			1,080	15,001	(5)
			840	11,634	(6)
			600	8,400	(7)
			600	8,400	(8)

Thomas A. Burke	NA	NA	5,000	117,550	(9)
			1,068	14,835	(5)
			797	11,038	(6)

Charles R. Katzfey	NA	NA	300	6,963	(1)
			480	11,141	(2)
			19,121	315,688	(10)

Klaus A. Feldmann	NA	NA	300	6,963	(1)
			480	11,141	(2)
			2,100	49,098	(3)
			1,600	24,512	(4)
			696	9,667	(5)
			566	7,839	(6)
			600	8,400	(7)
			600	8,400	(8)

James R. Rulseh	NA	NA	300	6,963	(1)
			480	11,141	(2)
			2,100	49,098	(3)
			1,880	28,802	(4)
			707	9,820	(5)
			556	7,701	(6)
			600	8,400	(7)
			600	8,400	(8)

(1)	Shares vested on May 5, 2007 at $23.21 per share.

(2)	Shares vested on May 6, 2007 at $23.21 per share.

(3)	Shares vested on May 12, 2007 at $23.38 per share.

(4)	Shares vested on January 6, 2008 at $15.32 per share.

(5)	Shares vested on January 16, 2008 at $13.89 per share.

(6)	Shares vested on January 17, 2008 at $13.85 per share.

(7)	Shares vested on January 18, 2008 at $14.00 per share.

(8)	Shares vested on January 20, 2008 at $14.00 per share.

(9)	Shares vested on May 31, 2007 at $23.51 per share.

(10)	Shares vested on December 31, 2007 at $16.51 per share.

Pension Benefits

The named executive officers who were employed by the Company on or before December 31, 2003 participate on the same basis as other salaried employees in the non-contributory Modine Manufacturing Company Pension Plan for Non-Union Hourly-Paid Factory Employees and Salaried Employees (the "Salaried Pension Plan") (with the exception of Klaus A. Feldmann, who is a German citizen and receives an annual contribution of five percent of his annual base salary for his personal pension planning purposes).  Retirement benefits are based on an employee's earnings for the five highest consecutive of the last ten calendar years preceding retirement and on years of service.  Applicable earnings include salary, bonus, and any amount deferred under the 401(k) Retirement Plan and the Deferred Compensation Plan which is approximately the same as cash compensation reported in the Summary Compensation Table, but on a calendar year rather than a fiscal year basis.  A minimum of five years of service is required for the benefits to vest.  The principal benefit under the Salaried Pension Plan is a lifetime monthly benefit for the joint lives of a participant and his or her spouse based on the employee's earnings and period of employment.  The pension benefit is not subject to offset by Social Security benefits.  Employees may retire with unreduced early retirement benefits at age sixty-two or may be eligible for disability, deferred or other early retirement benefits depending on age and years of service.  In addition, an employee may elect to receive a lump-sum pension benefit if, upon retirement, the sum of the employee's age plus years of eligible service with the Company equals least 85.  Furthermore, if employed on and before March 31, 2001, an employee who reaches age sixty-two and who has accumulated thirty or more years of eligible service may request that the accrued benefit be paid immediately in a lump-sum amount, even if he or she elects not to retire at that time.

Effective April 1, 2006, the Company froze credited service under the Salaried Pension Plan so participants in the Salaried Pension Plan no longer earn additional credited service.  While credited service is frozen, eligibility service for employees hired on or before December 31, 2003 continues to accrue.  Effective December 31, 2007, the Company froze pension salary accruals in the Salaried Pension Plan.  As a result, no increases in salary for a participant in the Salaried Pension Plan are considered in determining pension benefits after December 31, 2007.  Neither Mr. Burke nor Mr. Feldmann is eligible to participate in the Company’s defined benefit plans.  Mr. Richardson became vested in the Salaried Pension Plan and Executive Supplemental Retirement Plan (the “SERP”) on May 15, 2008.

Pension benefits under the Salaried Pension Plan are subject to possible limitations imposed by the Employee Retirement Income Security Act of 1974 and subsequent amendments thereto.  To the extent that an individual employee's retirement benefit exceeds these limits, the excess will be paid pursuant to the SERP from general operating funds of the Company.

Pension Benefits Table for Fiscal 2008

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David B. Rayburn	Salaried Pension Plan SERP Total	15.3 15.3	488,756 1,959,649 2,448,405	0 0

Bradley C. Richardson	Salaried Pension Plan SERP Total	3.1 3.1	49,952 69,351 119,303	0 0

Thomas A. Burke	NA	NA	NA	NA

Charles R. Katzfey	Salaried Pension Plan SERP Total	19.2 19.2	663,032 640,155 1,303,187	0 0

Klaus A. Feldmann	NA	NA	NA	NA

James R. Rulseh	Salaried Pension Plan SERP Total	29 29	579,200 536,699 1,115,899	0 0

The Company used the following assumptions to determine the present value of the accumulated benefit as set forth in the table above: discount rate of 6.62% and pay up to December 31, 2007; use of RP-2000 combined health and mortality tables (post-retirement decrement only); service up to March 31, 2006; employees elect to begin payment as soon as they are eligible to receive unreduced benefits; 80% of employees elect lump sum payment from the qualified plan and 20% elect annuities; and all payments from the SERP are in the form of a lump sum with lump sums valued using a 3-tier yield curve of 4.11% for years 0-5, 6.18% for years 5-20 and 7.05% for years 20+ and the specified 417(e) mortality table.

Nonqualified Deferred Compensation

The Deferred Compensation Plan is a non-qualified plan.  It allows an employee to defer salary in an amount that exceeds the statutory limitations applicable to the 401(k) Retirement Plans.  For the 2007 calendar year, an employee could contribute no more than $15,500 to the 401(k) Retirement Plan.  The Deferred Compensation Plan allows a highly compensated employee to defer up to 10% of base salary.  Salary deferred pursuant to the Deferred Compensation Plan is invested by the committee administering the plan.  Payments out of the Deferred Compensation Plan are deferred until termination of service or retirement.  The employer match is made in this plan only to the amount that was lost in the 401(k) Retirement Plan due to statutory limits.

Nonqualified Deferred Compensation Table for Fiscal 2008

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David B. Rayburn	35,847	52,384	(93,629)	0	569,426

Bradley C. Richardson	41,354	19,333	(42,747)	0	230,080

Thomas A. Burke	9,242	23,607	(5,905)	0	67,268

Charles R. Katzfey	24,212	10,839	(10,604)	0	283,283

Klaus A. Feldmann	NA	NA	NA	NA	NA

James R. Rulseh	3,181	10,096	(1,641)	0	33,114

(1)	Amounts include any deferrals of base salary and such amounts are included in the “Base Salary” column of the Summary Compensation Table.

(2)	Amounts are reported in the Summary Compensation Table.

(3)
Amounts include the following reported in the Summary Compensation Table in the Company’s Proxy Statement for the 2007 Annual Meeting of Shareholders: David B. Rayburn - $61,986; Bradley C. Richardson - $40,494; Thomas A. Burke - $5,520; Charles R. Katzfey – $31,057; Klaus A. Feldmann - $0; and James R. Rulseh - $3,103.

Potential Change in Control and Other Post-Employment Payments

In this section of this Proxy Statement, the Company describes its obligations to its named executive officers as a result of contracts with such officers.  The Company has employment agreements with Messrs. Richardson and Burke.  Modine Holding GmbH, the Company’s subsidiary in Germany, has an employment agreement with Mr. Feldmann, as is customary in Germany.  The Company also has change in control agreements with all of its officers, including Mr. Rulseh, and certain key employees.

In addition, the Company has included Mr. Rayburn, the Company’s President and CEO prior to his retirement on March 31, 2008, in the following tables because the retirement payment made to Mr. Rayburn upon his retirement from the Company was not pursuant to his existing employment agreement.  On April 6, 2008, Company entered into a retirement agreement (the “Retirement Agreement”) with Mr. Rayburn pursuant to which Mr. Rayburn confirmed his retirement and his resignation from the Board of Directors.  Under the terms of the Retirement Agreement, Mr. Rayburn receives from the Company, in lieu of any other amounts payable under his employment agreement or otherwise, retirement payments and benefits including payment bi-weekly of an amount equal to his bi-weekly salary until October 1, 2010; acceleration of the vesting of all shares of retention restricted stock scheduled to vest for Mr. Rayburn under the Company’s incentive plans after March 31, 2008; pro-rata vesting of performance stock awards under the Company’s incentive plan at the end of the applicable performance periods (if paid); payment of premiums for health and dental insurance for a period of up to 18 months following his retirement; payment for an executive physical; and payment for reasonable financial planning and tax preparation services until March 31, 2009.  The Retirement Agreement also provides for a general waiver and release of claims and for the continuation of Mr. Rayburn’s obligations under the Employment Agreement relating to confidential information, non-solicitation and restrictions on competition.  Since the amounts paid to Mr. Rayburn were not pursuant to his employment agreement with the Company, we continue to include Mr. Rayburn in the tables below.

This section describes Modine’s obligations to Messrs. Rayburn, Richardson, Burke, Feldmann and Rulseh.  Mr. Katzfey is not included in the tables below because his employment with the Company ended prior to March 31, 2008.  The following information and tables set forth the amount of payments to Messrs. Rayburn, Richardson, Burke, Feldmann and Rulseh in the event of a termination of employment as a result of retirement, death, disability, involuntary termination (including termination not for Good Cause, for Good Reason or non-renewal of employment agreement) and termination following a change in control.

Assumptions and General Principles.  The following assumptions and general principles apply with respect to the tables that follow in this section and any termination of employment of a named executive officer:

•
The amounts shown in the tables assume that each named executive officer terminated employment on March 31, 2008.  Accordingly, the tables reflect amounts earned as of March 31, 2008 and include estimates of amounts that would be paid to the named executive officer upon the occurrence of the situations described in the tables.  The actual amounts that would be paid to a named executive officer can only be determined at the time of termination, including termination following a change in control.

•	Retention Restricted Stock Awards would vest at $14.49, the closing price of the Company’s common stock on March 31, 2008.

•
Performance Stock Awards would be prorated at the Threshold level for the time period the individual was employed during the term of the plan and would vest at $14.49, the closing price of the Company’s common stock on March 31, 2008.   Since no Performance Stock Awards will be granted under such plan for fiscal years 2006 through 2008, no awards arising out of such plan are included in the tables below.

•
The tables below include amounts the Company is obligated to pay the named executive officer as a result of a contract, plan or arrangement that the Company has with that particular individual because of his status as a named executive officer.  The tables do not include benefits that are paid generally to all salaried employees or, like the Deferred Compensation Plan, are payable to a broad group of salaried employees.  Therefore, the named executive officers would receive benefits in addition to those set forth in the tables.  For example, a named executive officer would be entitled to receive all amounts accrued and vested under the Company’s retirement and savings programs including the 401(k) Retirement Plan.  These amounts would be determined and paid in accordance with the applicable plan.

•
A named executive officer is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive officer’s employment is terminated.  These amounts include base salary and unused vacation pay.  These amounts are not included in the tables below.

•
Since we have assumed a March 31, 2008 termination date, no named executive officer would be entitled to any cash incentive compensation payment under the Modine Management Incentive Plan (the “MIP”) for the year ended March 31, 2008 because the Company is not paying any cash incentive compensation for this fiscal year.

Normal Retirement.  A named executive officer is eligible for normal retirement at age 65.  All of our full-time salaried employees hired prior to February 1, 2002 are eligible for retiree medical benefits upon normal retirement, subject to the terms of the plans.  In addition, Mr. Burke and Mr. Richardson’s employment agreements provide that they will, if they retire after age 55 and have been employed by the Company for a period of at least ten years, receive retiree medical benefits, subject to the terms of the plans then in effect.

The Company provides an unreduced pension benefit to its full-time salaried employees at age 62 and a subsidized early retirement pension benefit for retirement between age 55 and age 62.  Mr. Rayburn was the only named executive officer eligible for early retirement at March 31, 2008.

All restricted stock awards outstanding vest at normal retirement.  The ONC Committee determines whether any unvested shares of restricted stock will vest for those choosing early retirement.  For purposes of the tables below, we have assumed that all unvested shares of restricted stock would vest at early retirement as would a pro-rata amount of Performance Stock Awards at the Threshold level.

Death.  In the event of the death of any of the U.S. named executive officers, the executive’s estate would receive base salary through the month in which the executive dies and any unused vacation pay and prorated annual cash incentive compensation under the MIP.  In addition, Messrs. Rayburn and Rulseh are vested in the Company’s pension plan and the Supplemental Employee Retirement Plan (the “SERP”) and, upon death, the individual’s estate would receive benefits under those plans.  The Company’s pension plan is available to all salaried employees employed prior to January 1, 2004 who have worked for the Company for five years.  The SERP is available only to highly paid salaried employees of the Company.  Payments to the named executive officers from the pension plan in the event of death would be paid from the SERP as a non-qualified plan.  Therefore, amounts paid pursuant to the SERP are included in the tables below.  Mr. Richardson was not vested in the Company’s pension plan at March 31, 2008 and neither Mr. Burke nor Mr. Feldmann is eligible to participate in the pension plan.

Disability.  In the event of disability of any of Messrs. Rayburn, Richardson or Burke during the period of his employment agreement, each would receive base salary and bonus continuation at a level of 100% for the first twelve months and up to 60% for 24 months, the remainder of the employment term.  They may also receive disability benefits under the Company’s group long-term disability plan; provided, however, that such benefits would offset the amounts described above.  Mr. Richardson was not vested in the Company’s pension plan at March 31, 2008 and Mr. Burke is not eligible to participate in the pension plan.

In the event of termination of Mr. Feldmann’s employment because of a disability, he would be paid his monthly gross pay as well as any incentive compensation under the MIP for a period of up to six months, after the deduction of any salary replacement Mr. Feldmann receives.  If the disability exceeds six months, Mr. Feldmann may receive another six months’ of gross salary minus the gross salary the Company must pay a substitute performing his job.

Mr. Rulseh does not have an employment agreement.  Therefore, any benefit he would receive in the event of a disability would be pursuant to plans generally available to all salaried employees.

Without Cause, for Good Reason or Non-Renewal of Employment Agreement.  Messrs. Rayburn, Richardson and Burke have employment agreements with the Company.  Pursuant to the employment agreements, each of these named executive officers agreed to serve in his respective executive officer capacities and devote his full-time to the performance of his duties.  After the effective date of the agreement, the employment contract automatically and continuously extends daily, unless either party gives written notice of termination to the other party, in which case the term would be 36 months beginning on the date such notice was received.

The Company is permitted to terminate the executive’s employment agreement for "Good Cause," as that term is defined in the agreement, and the executive is permitted to terminate the employment agreement for “Good Reason.”   In the event of a termination by the Company other than for Good Cause or a termination by the executive for Good Reason, the Company is obligated to:

•
pay to the executive an amount equal to three times his "Average Annual Earnings" ("Average Annual Earnings" means the average base salary and actual bonus he earned in the five taxable years preceding the year of termination unless he has been employed for a lesser period of time) in a lump sum within 60 days after the date of termination of employment, but no earlier than the first date on which the Company may make such payment without causing an additional tax to be paid by the executive under Section 409A of the Internal Revenue Code of 1986 (the “Code”); and

•
continue, for a period of 36 months from the date of termination, to participate in all employee benefits, including incentive plans, as if the executive were still employed, including providing supplements to the executive’s retirement pension, 401(k) Retirement Plan and non-qualified plan to provide the executive with benefits that otherwise are reduced by statutory limitations on qualified benefit plans.  In the event that such plans preclude such participation, the Company would pay an equivalent amount in cash.

In no event would any named executive officer receive the benefits described above if (i) he discloses confidential information of the Company in violation of the agreement and such disclosure results in a demonstrably material injury to the Company or (ii) he engages in Competition, as that term is defined in the agreement, with the Company.

Mr. Feldmann, a citizen of Germany, has an employment agreement with Modine Holding GmbH, the Company’s German subsidiary.  Pursuant to Mr. Feldmann’s employment agreement, which is governed by German law, Mr. Feldmann is obligated to devote his full working time to his position with Modine.  The agreement has a three year term and expires on March 31, 2010.  The parties are obligated to negotiate any proposed changes to the employment relationship that would be included in a new agreement at least a year prior to the termination of the agreement then in effect.  In accordance with the terms of the agreement, the ONC Committee sets Mr. Feldmann’s salary as it does with all other officers.  In the event that Mr. Feldmann’s employment with Modine Holding GmbH was involuntarily terminated, Mr. Feldmann would receive his salary and incentive compensation for the remainder of the term of the agreement.

For Mr. Rulseh, in the event of an involuntary termination, the ONC Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that would be offered to him.  In making this determination, the ONC Committee may consider a number of factors including the reasons for the termination, the executive’s tenure and performance, the executive’s personal circumstances and the amount of severance payments, if any, generally offered to executives at other companies in similar positions.  We do not have sufficient experience with involuntary termination of executives in the positions of Mr. Rulseh to estimate the amount or range of amounts of severance payments and benefits that would be offered in the event of an involuntary termination.  Therefore, although it is reasonably likely that the Company would offer a severance payment and benefits to Mr. Rulseh in the event of an involuntary termination, the amount is not estimable and is not included in the table below.

Voluntary Termination and Termination for Cause.  A named executive officer is not entitled to receive any additional forms of severance payments or benefits upon the voluntary decision to terminate employment prior to retirement or upon termination for Cause.  Therefore, we have not included these scenarios in the tables below.

Change in Control.  A Change in Control, as generally defined in the employment agreements, shall be deemed to take place on the occurrence of any of the following events: the commencement by an entity, person or group of a tender offer for at least 30% of the outstanding capital stock of the Company entitled to vote in elections of directors (“Voting Power”); the effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding Voting Power of the Company immediately prior to such merger or consolidation hold less than 50% of the Voting Power of the surviving or resulting corporation, or (ii) a transfer of 30% of the Voting Power, or a substantial portion of the property, of the Company other than to an entity of which the Company owns at least 50% of the Voting Power; or during any period of 24 months the persons who at the beginning of such 24-month period were directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company.

Messrs. Rayburn, Richardson and Burke’s employment agreements contain provisions granting benefits upon a Change in Control.  If at any time during the 24 months after a Change in Control occurs any of Messrs. Rayburn, Richardson or Burke is terminated without "Good Cause" or if the executive terminates the agreement for any reason, the Company is obligated to:

•
pay to the executive an amount equal to three times the greater of: (i) the sum of his base salary and target bonus or (ii) his five year average base salary and actual bonus, payable in a lump sum within 60 days after the date of termination of employment, but no earlier than the first date on which the Company may make such payment without causing an additional tax to be paid by the executive under Section 409A of the Code;

•	pay to the executive an amount equal to the pro-rata portion of the target bonus for the calendar year in which his employment terminated;

•
provide the executive with a supplemental pension benefit and supplemental defined contribution plan benefit as if he were employed for the three years after termination of employment at the salary level at the time of termination;

•	accelerate the vesting of any stock options or stock awards so that all such awards would immediately vest or the restrictions would lapse, as the case may be, on the date of termination;

•
if payments made to the executive were subject to the excise tax provisions of Section 4999 of the Code, pay the executive an additional lump sum payment sufficient to cover the full cost of such excise taxes and his federal, state and local income and employment taxes on the payment; and

•
continue to provide coverage to the executive, his spouse and other dependents under all welfare plans maintained by the Company in which such persons were participating immediately prior to the termination unless precluded by the plan, in such case the Company would pay an equivalent amount in cash.

In the event of the executive's death after termination after a Change in Control, such amounts would be payable to the executive's estate.  The Company has a similar employment agreement with one other executive officer located in the U.S.

It is assumed that in the event of a Change in Control, the defined contribution plan match would be two and one-half percent of base salary and the MIP bonus with a discount rate of 6.62% used to present value future payments.  We have also assumed that all payments, other than Company contributions to the 401(k) Retirement Plan and defined contribution plan, as a result of termination following a Change in Control are “parachute payments” as defined in Section 280G of the Code for purposes of determining excise tax and the gross-up of the excise tax amount.

Mr. Feldmann’s employment agreement does not provide for any additional benefit upon a Change in Control.

The Company has entered into a Change in Control Agreement and Termination Agreement with each of the other officers (and certain key employees) located in the U.S., including Mr. Rulseh.  In the event of a "Change in Control," if employment of the employee is terminated by the Company for any reason other than "Good Cause," or terminated by the employee for "Good Reason" within 24-months after the change in control occurs or for any reason during the 13th month after the Change in Control, the Company is obligated to provide the same benefits as described above for Messrs. Rayburn, Richardson and Burke with the exception that the Company would pay to the employee an amount equal to two times the greater of: (i) the sum of his then current base salary and target bonus or (ii) his five year average base salary and actual bonus.

David B. Rayburn, President and CEO (until March 31, 2008):

The following table shows the amounts payable under different termination scenarios for Mr. Rayburn as if such scenario occurred on March 31, 2008, the last day of the Company’s most recent fiscal year:

Termination Event	Base Salary ($)	MIP Bonus($)	Value of Accelerated Restricted Stock ($)	Benefits($)	Total($)
Retirement prior to a Change in Control (1)	Paid through the end of the month	0	1,066,913	1,959,649	3,026,562

Death (2)	Paid through the end of the month	0	1,066,913	932,498	1,999,411

Disability (3)	1,579,050	0	1,066,913	1,959,649	4,605,612

Without Cause, for Good Reason or Non-Renewal of Employment Agreement (4)(5)	2,910,415	Paid as severance and included with Base Salary	1,066,913	2,099,610	6,076,938

Change in Control (4)(6)	4,198,839	Paid as severance and included with Base Salary	1,066,913	4,341,435	9,607,187

(1)
Mr. Rayburn retired effective March 31, 2008.  He was eligible for early retirement.  As discussed above, on April 6, 2008, Mr. Rayburn entered into a retirement agreement with the Company that sets forth, among other things, the benefits that Mr. Rayburn will receive in connection with his retirement.  The amounts described in the table above under Retirement prior to a Change in Control present the benefits that Mr. Rayburn would have been entitled to receive under the terms of his employment agreement, which did not specifically address the benefits he would receive upon retirement.  For purposes of the table, we have assumed that Retention Restricted Stock Awards would vest at $14.49, the closing price of the Company’s common stock on March 31, 2008.  If Mr. Rayburn had not entered into the retirement agreement, the ONC Committee would have determined whether any Retention Restricted Stock or Performance Stock would vest at early retirement.  As an employee of the Company prior to February 1, 2002, Mr. Rayburn was eligible for retiree medical health care benefits but because that benefit is available to all salaried employees hired prior to February 1, 2002, we have not included that benefit in this table.  We have included in the “Benefits” column, the amount Mr. Rayburn would have receive upon retirement under the Supplemental Employment Retirement Plan (the “SERP”) had he not entered into the retirement agreement.

(2)
At death, under the terms of his employment agreement, Mr. Rayburn would receive any unpaid compensation through March 31, 2008.  In addition, all of the Retention Restricted Stock Awards and a pro-rata portion of Performance Stock Awards at the Threshold level would vest.  We have included in the “Benefits” column, the amount Mr. Rayburn would be paid upon death under the SERP.

(3)
Upon termination as a result of a disability, Mr. Rayburn would receive, during the continuation of the disability, the benefits described above under Disability.  For purposes of this table, we have not subtracted from the estimated payments to Mr. Rayburn for any benefit available from the Company group insured long-term disability plan. Upon the occurrence of a disability, all of the Retention Restricted Stock Awards and a pro-rata portion of Performance Stock Awards at the Threshold level would vest.  We have included in the “Benefits” column, the amount Mr. Rayburn would receive upon disability under the SERP.

(4)	The Company would pay a combination of Base Salary and Management Incentive Plan (“MIP”) bonus. Therefore, the payment set forth under Base Salary includes amounts attributable to the MIP bonus.

(5)
In the event of an involuntary termination (without Good Cause, for Good Reason or non-renewal of employment agreement), the Company would provide Mr. Rayburn with the benefits described above under Without Cause, for Good Reason or Non-Renewal of Employment Agreement.

The “Benefits” column for Mr. Rayburn consists of the following: $53,831 for three years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $86,130 for three years of Company contributions to the defined contribution plan; and $1,959,649 paid under the SERP.

(6)	Upon the occurrence of a Change in Control and subsequent termination of employment, the Company would provide Mr. Rayburn with the benefits described above under Change in Control.

The “Benefits” column, therefore, contains the following: $53,831 for three years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $86,130 for three years of Company contributions to the defined contribution plan; $1,959,649 paid under the SERP and $2,241,825 for excise tax and gross-up of the excise tax amount.

Bradley C. Richardson, Executive Vice President – Corporate Strategy and Chief Financial Officer:

The following table shows the amounts payable under different termination scenarios for Mr. Richardson as if such scenario occurred on March 31, 2008, the last day of the Company’s most recent fiscal year:

Termination Event	Base Salary ($)	MIP Bonus ($)	Value of Accelerated Restricted Stock ($)	Benefits ($)	Total ($)
Retirement prior to a Change in Control (1)	Not eligible	Not eligible	Not eligible	Not eligible	Not eligible

Death (2)	Paid through the end of the month	0	479,039	Paid in accordance with plans available to salaried employees	479,039

Disability (3)	910,800	0	479,039	Paid in accordance with plans available to salaried employees	1,389,839

Without Cause, for Good Reason or Non-Renewal of Employment Agreement (4)(5)	1,527,720	Paid as severance and included with Base Salary	479,039	80,731	2,087,490

Change in Control (4)(6)	1,987,200	Paid as severance and included with Base Salary	479,039	739,844	3,206,083

(1)	Mr. Richardson is not eligible for retirement at March 31, 2008.

(2)
At death, under the terms of his employment agreement, Mr. Richardson would receive any unpaid compensation through March 31, 2008.  All Retention Restricted Stock Awards and a pro-rata portion of Performance Stock Awards at the Threshold level would vest.  Mr. Richardson was not vested in the Company’s defined benefit pension plan at March 31, 2008, therefore, if Mr. Richardson were to die on March 31, 2008, he would not receive any benefit under the Salaried Pension Plan or the SERP.

(3)
Upon termination as a result of a disability, Mr. Richardson would receive, during the continuation of the disability, the benefits described above under Disability.  For purposes of this table, we have not subtracted from the estimated payments to Mr. Richardson for any benefit available from the Company group insured long-term disability plan. Upon the occurrence of a disability, all of the Retention Restricted Stock Awards and a pro-rata portion of Performance Stock Awards at the Threshold level would vest.  Mr. Richardson was not vested in the pension plan or SERP at March 31, 2008.

(4)	The Company would pay a combination of base salary and MIP. Therefore, the payment set forth under Base Salary includes amounts attributable to the MIP.

(5)
In the event of an involuntary termination (without Good Cause, for Good Reason or non-renewal of employment agreement), the Company would provide Mr. Richardson with the benefits described above under Without Cause, for Good Reason or Non-Renewal of Employment Agreement.

Mr. Richardson would become vested in the Salaried Pension Plan during the three year period following his termination.  The “Benefits” column for Mr. Richardson consists of the following: $31,051 for three years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan) and $49,680 for three years of Company contributions to the defined contribution plan.  Mr. Richardson was not vested in the pension plan or SERP at March 31, 2008.

(6)	Upon the occurrence of a Change in Control and subsequent termination of employment, the Company would provide Mr. Richardson with the benefits described above under Change in Control.

Mr. Richardson would become vested in the Salaried Pension Plan during the three year period following his termination.  The “Benefits” column for Mr. Richardson consists of the following: $31,051 for three years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $49,680 for three years of Company contributions to the defined contribution plan; and $659,113 for excise tax and gross-up of the excise tax amount.  Mr. Richardson was not vested in the pension plan or the SERP at March 31, 2008.

Thomas A. Burke, President and Chief Executive Officer (since April 1, 2008):

The following table shows the amounts payable under different termination scenarios for Mr. Burke as if such scenario occurred on March 31, 2008, the last day of the Company’s most recent fiscal year:

Termination Event	Base Salary ($)	MIP Bonus ($)	Value of Accelerated Restricted Stock ($)	Benefits ($)	Total ($)
Retirement prior to a Change in Control (1)	Not eligible	Not eligible	Not eligible	Not eligible	Not eligible

Death (2)	Paid through the end of the month	0	453,262	Paid in accordance with plans available to salaried employees	453,262

Disability (3)	1,017,500	0	453,262	Paid in accordance with plans available to salaried employees	1,470,762

Without Cause, for Good Reason or Non-Renewal of Employment Agreement (4)(5)	1,772,331	Paid as severance with Base Salary	453,262	90,188	2,315,781

Change in Control (4)(6)	2,220,000	Paid as severance with Base Salary	453,262	767,854	3,441,116

(1)	Mr. Burke is not eligible for retirement at March 31, 2008.

(2)
At death, under the terms of his employment agreement, Mr. Burke would receive any unpaid compensation through March 31, 2008.  All Retention Restricted Stock Awards and a pro-rata portion of Performance Stock Awards at the Threshold level would vest.  Mr. Burke is not eligible to participate in the Salaried Pension Plan or the SERP.

(3)
Upon termination as a result of a disability, Mr. Burke would receive, during the continuation of the disability, the benefits described above under Disability.  For purposes of this table, we have not subtracted from the estimated payments to Mr. Burke for any benefit available from the Company group insured long-term disability plan. Upon the occurrence of a disability, all of the Retention Restricted Stock Awards and a pro-rata portion of Performance Stock Awards at the Threshold level would vest.  Mr. Burke is not eligible to participate in the pension plan or the SERP.

(4)	The Company would pay a combination of Base Salary and MIP. Therefore, the payment set forth under Base Salary includes amounts attributable to the MIP.

(5)
In the event of an involuntary termination (without Good Cause, for Good Reason or non-renewal of employment agreement), the Company would provide Mr. Burke with the benefits described above under Without Cause, for Good Reason or Non-Renewal of Employment Agreement.

The “Benefits” column for Mr. Burke consists of the following: $34,688 for three years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan and $55,500 for Company contributions to the defined contribution plan.

(6)	Upon the occurrence of a Change in Control and subsequent termination of employment, the Company would provide Mr. Burke with the benefits described above under Change in Control.

The “Benefits” column, therefore, contains the following: $34,688 for three years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $55,500 for three years of Company contributions to the defined contribution plan; and $677,666 for excise tax and gross-up of the excise tax amount.

Klaus A. Feldmann, Regional Vice President – Europe:

The following table shows the amounts payable under different termination scenarios for Mr. Feldmann as if such scenario occurred on March 31, 2008, the last day of the Company’s most recent fiscal year:

Termination Event	Base Salary ($)	MIP Bonus ($)	Value of Accelerated Restricted Stock ($)	Benefits ($)	Total ($)
Retirement prior to a Change in Control (1)	Not eligible	Not eligible	Not eligible	Not eligible	Not eligible

Death (2)	Paid through the end of the month	0	320,055	Not eligible	320,055

Disability (3)	335,046	0	320,055	Not eligible	655,101

Without Cause, for Good Reason or Non- Renewal of Employment Agreement (4)	893,456	0	Subject to ONC Committee approval	Not eligible	893,456

Change in Control (5)	893,456	0	Subject to ONC Committee approval	Not eligible	893,456

(1)	Mr. Feldmann is not eligible for retirement at March 31, 2008.

(2)
At death, Mr. Feldmann would receive any unpaid compensation through March 31, 2008 and a lump sum payment of the amount payable to him under the MIP for fiscal 2008.  All Retention Restricted Stock Awards and a pro-rata portion of Performance Stock Awards at the Threshold level would vest.  Mr. Feldmann is not eligible to participate in the Company’s defined benefit pension plan or SERP.

(3)
In the event of termination of Mr. Feldmann’s employment because of a disability, he would be paid his monthly gross pay as well as any incentive compensation under the MIP for a period of up to six months, after the deduction of any salary replacement Mr. Feldmann receives.  If the disability exceeds six months, Mr. Feldmann may receive another six months of gross salary minus the gross salary the Company must pay a substitute performing his job.  For purposes of this table, we have assumed that Mr. Feldmann would receive six months at 100% of monthly gross pay and six months at 50% of monthly gross pay.  Upon the occurrence of a disability, All Retention Restricted Stock Awards and a pro-rata portion of Performance Stock Awards at the Threshold level would vest.

(4)
If Mr. Feldmann’s employment were involuntarily terminated, Mr. Feldmann would receive his salary and incentive compensation for the remainder of the term of the agreement.  Mr. Feldmann’s employment agreement expires on March 31, 2010.

(5)
Mr. Feldmann’s employment agreement does not address a Change in Control.  We have assumed that Mr. Feldmann would receive the same benefits as set forth for an involuntary termination if he were terminated following a Change in Control.

James R. Rulseh, Regional Vice President – Americas:

The following table shows the amounts payable under different termination scenarios for Mr. Rulseh as if such scenario occurred on March 31, 2008, the last day of the Company’s most recent fiscal year:

Termination Event	Base Salary ($)	MIP ($)	Value of Accelerated Restricted Stock ($)	Benefits($)	Total ($)
Retirement prior to a Change in Control (1)	Not eligible	Not eligible	Not eligible	Not eligible	Not eligible

Death (2)	Paid through the end of the month	0	317,737	262,473	580,210

Disability (3)	Paid in accordance with plans available to salaried employees	0	317,737	536,699	854,436

Without Cause, for Good Reason or Non-Renewal of Employment Agreement (4)	Not estimable	Not estimable	Subject to ONC Committee approval	Not estimable	Not estimable

Change in Control (5)	955,500	Paid as severance and included with Base Salary	317,737	1,031,064	2,304,301

(1)	Mr. Rulseh is not eligible for retirement at March 31, 2008.

(2)
At death, Mr. Rulseh would receive any unpaid compensation through March 31, 2008 and a lump sum payment of the amount payable to him under the MIP for fiscal 2008.  In addition, all Retention Restricted Stock Awards and a pro-rata portion of Performance Stock Awards at the Threshold level would vest.  We have included in the Benefits column, the amount Mr. Rulseh would receive upon death under the SERP.

(3)
All Retention Restricted Stock Awards and a pro-rata portion of Performance Stock Awards at the Threshold level would vest.  Benefits, other than the vesting of Retention Restricted Stock Awards, the vesting of Performance Stock Awards and payment under the SERP, are provided in accordance with plans generally available to salaried employees of the Company.  We have included in the “Benefits” column, the amount Mr. Rulseh would receive upon disability under the SERP.

(4)
In the event of an involuntary termination, the ONC Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that would be offered to Mr. Rulseh.  We do not have sufficient experience with involuntary termination of executives at the position of Mr. Rulseh to estimate the amount or range of amounts of severance payments and benefits that would be offered.

(5)	Upon the occurrence of a Change in Control and subsequent termination of employment, the Company would provide Mr. Rulseh with the benefits described above under Change in Control.

The “Benefits” column for Mr. Rulseh consists of the following: $15,925 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $25,480 for Company contributions to the defined contribution plan; $536,699 paid under the SERP and $452,960 for excise tax and gross-up of the excise tax amount.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Global Policy on Business Conduct (the “Global Policy”) applies to all directors, officers, employees and anyone else associated with or doing business on behalf of the Company.  The Global Policy requires that all such persons avoid any situation that conflicts with the proper discharge of his or her responsibility to the Company or that impairs his or her ability to exercise independence of judgment with respect to the transactions in which he or she is involved for the Company.  The Global Policy is available on the Company’s website, www.modine.com.

At the end of each fiscal year, each director and officer must respond to a questionnaire that requires him or her to identify any transaction or relationship that occurred during the year or any proposed transaction that involves Modine (or any subsidiary or affiliate of Modine) and that individual, his or her immediate family and any entity with which he, she or such immediate family member is associated.  All responses to the questionnaires are reviewed by the Company’s Legal Department and shared with the CEO, as appropriate.  Based upon such review, there were no related party transactions with respect to persons who were directors or officers during fiscal 2008.

Modine is a large global organization that engages in thousands of purchases, sales and other transactions annually.  Modine enters into purchase and sales transactions with other companies, universities and entities in which members of the Board of Directors or executive officers are executive officers or members of boards of these entities.  Modine enters into these arrangements in the ordinary course of business and at competitive prices and terms.  The Company anticipates that similar transactions will occur in the fiscal year ending March 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

Modine’s equity compensation plans, listed below, all have been approved by shareholders:

•	1994 Incentive Compensation Plan;

•	2007 Incentive Compensation Plan;

•	1994 Stock Option Plan for Non-Employee Directors;

•	Modine Manufacturing Company Stock-Based Compensation Plan for Thermacore Employees under the DTX Corporation 1997 Plan; and

•	The Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors.

The following table sets forth required information about equity compensation plans as of March 31, 2008:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants or rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance (excluding securities reflected in 1st column)
Equity Compensation Plans approved by security holders	2,672,490	$25.07	678,503
Equity Compensation Plans not approved by security holders	NA	NA	NA
Total	2,672,490	$25.07	678,503

ITEM 2 – APPROVAL OF THE MODINE MANUFACTURING COMPANY 2008 INCENTIVE COMPENSATION PLAN

The Board of Directors is adopting a new incentive plan, the Modine Manufacturing Company 2008 Incentive Compensation Plan (the “2008 Plan”), subject to shareholder approval.  The Company is adopting the 2008 plan in order to do the following:

•	Make awards to directors under the 2008 Plan;

•	Close the 2007 Incentive Compensation Plan (the “2007 Plan”) to future awards;

•	Close the Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors to future awards (because awards will be made to such directors under the 2008 Plan); and

•	Have 2,500,000 shares available for future awards to employees and non-employee directors.

If the 2008 Plan is approved by the shareholders, the following chart shows, as of May 23, 2008, all of the active plans of the Company, the number of shares to be issued upon the exercise of outstanding options for each plan, the number of shares of restricted stock awards outstanding for each plan, the number of shares of stock that are reserved for issuance under all outstanding Long-Term Incentive Plans if such plans were to pay out at the Target Level and the number of shares remaining available for future issuance under each plan.

Plan	Shares to be Issued upon Exercise of Outstanding Options (1)	Shares Relating to Restricted Stock Awards	Performance Shares that may be Granted if Performance Conditions are Met (at Target level)	Shares Remaining Available for Future Grant

2008 Incentive Compensation Plan	0	0	0	2,500,000

1994 Incentive Compensation Plan	757,790	0	0	0

2007 Incentive Compensation Plan	1,600,893	198,204	334,965	0

1994 Stock Option Plan for Non-Employee Directors	81,947	0	0	0

Modine Manufacturing Company Stock-Based Compensation Plan for Thermacore Employees under the DTX Corporation 1997 Plan	3,433	0	0	0

Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors	228,427	0	0	0

Total	2,672,490	198,204	334,965	2,500,000

(1)	The weighted average exercise price of the outstanding options is $25.07 and the weighted average term to expiration is 70 months.

Purpose

The 2008 Plan is intended to provide incentives that will attract and retain the best available non-employee directors and employees of the Company or any subsidiary that now exists or hereafter is organized or acquired by the Company, provide additional incentive to such persons and promote the success and growth of the Company.  These purposes may be achieved through the grant of options to purchase common stock of the Company, the grant of Stock Appreciation Rights (“SARs”), the grant of Restricted Stock Awards, the grant of Performance Stock Awards, the grant of Phantom Stock Awards and the grant of Cash Bonus Awards, as described below.

The Company is focused on rewarding performance.  The compensation paid to the named executive officers, and others participating in the incentive plans, is weighted so that compensation increases with the achievement of the Company’s objectives, including achievement of goals for earnings per share and total shareholder return.  Please see Compensation Discussion and Analysis above for additional information about the Company’s objectives for compensation.

Shareholder approval of the 2008 Plan will enable the Company to grant awards under the plan that will qualify as “performance-based compensation” under Section 162(m) of the Code and be fully tax deductible by the Company, and, if so desired, to grant options that will qualify as “incentive stock options” under Section 422 of the Code.  Shareholder approval of the 2008 Plan is also a condition to the listing on the NYSE of the shares of common stock issuable under the 2008 Plan.

Terms of the 2008 Plan

The 2008 Plan expressly:

•	states that repricing of options and SARs is prohibited without shareholder approval;

•	clarifies that stock-settled SARs count in full against shares of common stock issued under the 2008 Plan;

•	sets forth the performance measures for issuance of “performance based compensation” for purposes of Section 162(m) of the Code; and

•
clarifies that if any stock dividend is declared upon the common stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the common stock, resulting in a split or combination or exchange of shares, there will be an adjustment in the number of and class of shares that may be delivered under the 2008 Plan, and in the number and class of and/or price of shares subject to outstanding awards.

Compliance with Section 162(m)

Section 162(m) of the Code provides that the Company may not deduct compensation paid to certain of its executive officers in excess of $1 million in any one year unless the compensation is awarded under plans that meet certain requirements.  One of the main requirements is shareholder approval of the plan.

Performance stock awards, phantom stock awards, restricted stock awards and cash bonuses that may be granted under the 2008 Plan will be excluded from this deduction limitation if they are conditioned on the achievement of one or more performance goals based on the performance measures.  Stock options and SARs granted under the 2008 Plan will be excluded from this deduction limitation if they have an exercise price of not less than the fair market value of the underlying stock on the date of grant.  To satisfy the requirements that apply to performance-based compensation, the performance measures, eligibility terms, and the share and dollar maximums on individual participant awards must be approved by our shareholders.  Approval of the 2008 Plan will constitute approval of those elements of the 2008 Plan and will allow the Company to maximize its tax deductions.

With respect to named executive officers it is anticipated that awards under the 2008 Plan will be deductible as performance-based compensation and not subject to the $1 million limitation.

The following is a summary description of the material terms of the 2008 Plan.  Please read the 2008 Plan (attached as Appendix A) to understand all of the terms of the plan.

Administration

The 2008 Plan will be administered by the Officer Nomination & Compensation Committee (the “Committee”), except that grants of awards to non-employee directors shall be made by the entire Board.  For purposes of the power to grant awards to directors, the Committee shall consist of the entire Board.  For other purposes, the 2008 Plan shall be administered by the Committee.  The Committee has the authority to interpret the 2008 Plan and the decision of the Committee on any questions concerning the interpretation of the 2008 Plan shall be final and conclusive.  Subject to the provisions of the 2008 Plan, the Committee has full and final authority to designate the persons to whom awards shall be granted; grant awards in such form and amount as the Committee determines; impose such limitations, restrictions and conditions upon any such award as the Committee deems appropriate; waive in whole or in part any limitations, restrictions or conditions imposed upon any such award as the Committee deems appropriate; and modify, extend or renew any award previously granted, provided, however, that the Committee does not have the authority to reprice awards without shareholder approval.

Eligibility

Any non-employee director or employee of the Company or any subsidiary of the Company is eligible to participate in the 2008 Plan.  At May 23, 2008, the Company had eight non-employee directors and the Company and its subsidiaries had approximately 8,000 employees.

Stock Option Awards

Stock options will consist of incentive and nonqualified stock options to purchase shares of the Company’s common stock.  The Committee will, among other things, establish the number of shares subject to the option, the time or times at which options may be exercised and whether all of the options may be exercisable at one time or in increments over time.  The option price will not be less than 100% of the fair market value of the stock on the date of the grant.  On May 23, 2008, the closing price of the Company’s common stock on the NYSE was $16.06.  A stock option may be exercised in whole at any time or in part from time to time; provided, however, that no option shall be exercisable in whole or in part more than ten years from the date of grant.

Stock Appreciation Rights

The Committee may also grant stock appreciation rights (“SARs”) – the right to receive an amount of cash or shares of Company stock based on appreciation in the fair market value of shares of Company common stock over a base price.   SARs may be granted with respect to options granted concurrently (tandem SARs) or on a stand alone basis (stand alone SARs).  If granted without a related stock option, the Committee establishes the grant price of the SARs, which may not be less than 100% of the fair market value of the stock on the date of grant, and the settlement or exercise date, which may not be more than ten years after the grant date.  If granted in connection with a stock option, the holder of SARs may, upon exercise, surrender the related options and receive payment, in the form of Company common stock, equal to the excess of the fair market value of Company common stock over the grant price on the date of exercise multiplied by the number of shares exercised.  The price and term of the SARs mirror those of the related stock options, and the SARs automatically terminate to the extent the related options are exercised.  Effectively, these awards give the holder the benefit of the related stock options (in the form of shares of Company common stock) without requiring payment of the exercise price.

Restricted Stock Awards

The Committee or the Board, as applicable, has broad discretionary authority to set the terms of awards of restricted stock under the 2008 Plan and may grant unrestricted awards to non-employee directors.  The Committee may condition the grant of restricted stock upon the attainment of Performance Goals (as defined in the 2008 Plan) so that the grant qualifies as performance-based compensation within the meaning of Section 162(m) of the Code.  Performance Goals are established by the Committee prior to the grant of an award and are based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction: return on assets employed ("ROAE"), earnings per share, total shareholder return, net income (pre-tax or after-tax and with adjustments as stipulated), return on equity, return on capital employed, return on assets, return on tangible book value, operating income, earnings before depreciation, interest, taxes and amortization, loss ratio, expense ratio, stock price, economic value added, operating cash flow and such other subjective or objective performance goals, including individual goals, that the Committee deems appropriate.  Participants will receive all dividends on, and will have all voting rights with respect to, such shares.

Performance Stock Awards

The Committee may grant stock awards upon the achievement of Performance Goals (see the description of Performance Goals in Restricted Stock Awards above).  The Committee establishes the Performance Goals at the beginning of the award period.  The Committee also establishes the award period, the Threshold, Target and Maximum performance levels, and the number of shares or amount of cash payable at various performance levels from the Threshold to the Maximum.  In order to receive payment, a grantee must generally remain employed by the Company to the end of the award period.  The Committee may impose additional conditions on a grantee’s entitlement to receive a performance award.

Phantom Stock Awards

The Committee may grant phantom stock awards which entitle a grantee to receive cash payments based upon the closing market price of the Company’s common stock if predetermined conditions are satisfied.  The Committee may condition the grant of a phantom stock award upon the attainment of the Performance Goals.  See the description of Performance Goals in Restricted Stock Awards above.

Cash Bonus Awards

The Committee may establish cash bonus awards either alone or in addition to other awards granted under the 2008 Plan.  The Committee determines the employees to whom cash bonus awards will be granted, the timing of such awards and the conditions upon which the bonus will be paid.  The maximum cash bonus payable to an employee in any calendar year shall not exceed $2,000,000.

Shares Available

There will be 2,500,000 shares of Company common stock authorized and available for issuance under the 2008 Plan, all of which may be granted as Incentive Stock Options.  Shares subject to awards that lapse or SARs that are settled in cash become available again for award under the plan.  The 2008 Plan provides that any grant of a share of stock will count as 2.16 shares against the number of shares available under the plan.  The reason for this is that the plan determines that all grants are fungible and makes a grant of an option have the same value as the grant of a share of stock for purposes of determining the cost of the 2008 Plan for shareholders.

Adjustments and Change in Control

If any stock dividend is declared upon the common stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the common stock, resulting in a split or combination or exchange of shares, the Committee shall make or provide for such adjustment in the number of and class of shares that may be delivered under the 2008 Plan, and in the number and class of and/or price of shares subject to outstanding awards.

Unless a particular award agreement provides otherwise, the unvested awards shall automatically become vested upon the occurrence, before the expiration or termination of such award, of a change in control of the Company.

Term

 If approved by the shareholders, the 2008 Plan will expire ten years after the effective date of July 17, 2008.

Amendment

The Board may from time to time amend, modify, suspend or terminate the 2008 Plan; provided, however, that no such action shall impair without the grantee’s consent any award theretofore granted under the 2008 Plan or be made without shareholder approval where such approval would be required as a condition of compliance with the Code or other applicable laws or regulatory requirements.  Absent shareholder approval, neither the Committee nor the board shall have any authority, with or without the consent of a grantee, to reprice an award after the date of its initial grant with a lower exercise price in substitution for the original exercise price.

Federal Income Tax Consequences Relating to the 2008 Plan

The following is a brief summary of the Company’s understanding of the principal federal income tax consequences of grants made under the 2008 Plan based upon the applicable provisions of the Code in effect on the date hereof.

Nonqualified Stock Options and Stock Appreciation Rights.  A participant will not recognize taxable income upon the grant of a nonqualified stock option or SAR.  Upon exercise, the participant will recognize ordinary income equal to the amount by which the fair market value of the shares on the exercise date exceeds the exercise or grant price.  In the case of stock options or stock-settled SARs, upon the subsequent sale of the acquired shares, any additional gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year.

Incentive Stock Options.  A participant will not recognize taxable income when an incentive stock option is granted or exercised.  However, the excess of the fair market value of the covered shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes.  If the participant exercises the option and holds the acquired shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price will be taxed as long-term capital gain or loss. If the participant sells the acquired shares before the end of the two-year and one-year holding periods, he or she generally will recognize ordinary income at the time of sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.  Any additional gain will be capital gain, long-term if the shares have been held for more than one year.

Restricted Stock, Performance Stock and Phantom Stock.  A participant will not recognize taxable income upon the grant of restricted stock, performance stock or phantom stock.  Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares (or cash) received minus any amounts the participant paid.  Any subsequent gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year.  For restricted stock only, the participant may instead elect to be taxed at the time of grant.  If the participant makes such an election, the one year long-term capital gains holding period begins on the date of grant.

Tax Effect for the Company.  The Company generally will receive a deduction for any ordinary income recognized by a participant with respect to an award.  However, special rules limit the deductibility of compensation paid to named executive officers.  Under Section 162(m) of the Code, the annual compensation paid to named executive officers may not be deductible to the extent it exceeds $1,000,000.  However, the Company may preserve the deductibility of compensation over $1,000,000 if certain conditions are met.  These conditions include shareholder approval of the 2008 Plan, setting limits on the number of shares that may be issued pursuant to awards, and, for awards other than options and SARs, establishing performance criteria that must be met before the award will be paid or vest.  The 2008 Plan has been designed to permit the Committee to grant awards that qualify as “performance-based compensation” for purposes of Section 162(m), meaning that the value of these awards may be excluded from the $1,000,000 calculation.

The foregoing is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult his or her own tax counsel.  The foregoing is intended to be a general discussion and does not cover all aspects of an individual’s unique tax situation.

Compliance with Section 409A of the Code

It is intended that awards granted under the 2008 Plan will satisfy the requirements of Section 409A of the Code, relating to deferred compensation arrangements, and any regulations or guidance that may be adopted under that provision from time to time.

New Plan Benefits

The number of awards to be made pursuant to the 2008 Plan is subject to the discretion of the Committee; however, the following table summarizes the information concerning awards that would have been received by certain individuals and groups for fiscal 2008 under the 2008 Plan if the plan had been in effect during fiscal 2008 and the Committee had determined to make awards on the same basis under the 2008 Plan as the awards made under the 2007 Plan and the Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors for fiscal 2008.   Messrs. Rayburn and Katzfey are excluded from the table below because they will not receive benefits under the 2008 Plan.

Name and Position	Number of Shares of Restricted and Unrestricted Stock Awarded in Fiscal 2008 under the 2007 Plan and the 2000 Directors Plan	Number of Options Awarded in Fiscal 2008 under the 2007 Plan and the 2000 Directors Plan	Number of Performance Shares Awarded in Fiscal 2008 under the 2007 Plan (at Threshold level)

Thomas A. Burke President and CEO	10,652	31,848	7,442

Bradley C. Richardson EVP – Corporate Strategy and CFO	9,481	28,348	6,624

Klaus A. Feldmann Regional VP – Europe	5,938	17,754	4,149

James R. Rulseh Regional VP – Americas	5,774	17,265	4,034

All current executive officers as a group (7 persons)	42,001	125,582	33,379

All current directors who are not executive officers (8 persons)	11,200	0	0

All employees, including all current officers who are not executive officers	43,034	291,021	31,690

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the votes cast thereon, provided that, pursuant to the NYSE’s stockholder approval policy, the total votes cast on the proposal represent over 50% of the shares entitled to vote on the proposal.  In addition, under the NYSE’s interpretations of its stockholder approval policies, abstentions will have the same effect as votes against the proposal and broker non−votes are considered shares entitled to vote but as to which votes were not cast.

The Board of Directors unanimously recommends a vote FOR the approval of the 2008 Plan.

ITEM 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2009 to audit the consolidated financial statements of the Company.  PwC has been the Company's independent certified public accountants since 1935.  Before the Audit Committee selected PwC, it carefully considered the qualifications of that firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing.

If the shareholders do not ratify the appointment of PwC, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee.

If, prior to the annual meeting, PwC shall decline to act or its engagement shall be otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the meeting will be subject to ratification by the shareholders after the 2008 Annual Meeting of Shareholders.

Services provided to the Company and its subsidiaries by PwC in fiscal 2008 and fiscal 2007 are described under Independent Auditor’s Fees for fiscal 2008 and 2007 below.

Representatives of PwC are expected to be present at the 2008 Annual Meeting of Shareholders.  They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present.  Because abstentions are not considered votes cast, they will not have an effect on the vote.

The Board recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.

ITEM 4 - SHAREHOLDER PROPOSAL REQUESTING ADOPTION OF A MAJORITY VOTING STANDARD FOR THE ELECTION OF DIRECTORS

The following proposal was submitted for inclusion in this proxy statement by Shamrock Partners Activist Value Fund GP, L.L.C., the general partner of Shamrock Activist Value Fund, L.P., Shamrock Activist Value Fund II, L.P., and Shamrock Activist Value Fund III, L.P. (“Shamrock Activist Value Fund”), 4444 W. Lakeside Drive, Burbank, California.  Shamrock Activist Value Fund beneficially owns 2,092,900 shares of Modine common stock.

Shareholder Proposal: “RESOLVED, that the shareholders of Modine Manufacturing Company request that the Board of Directors take all necessary action to amend Modine’s charter and by-laws to provide that director nominees running unopposed shall be elected by the affirmative vote of the majority of votes cast in that election of directors.”

Statement: Shamrock Activist Value Fund, a holder of 2,092,900 shares of Modine common stock, believes that shareholders have a vital economic interest in the quality, performance and accountability of the Board of Directors.  Therefore, shareholders should have a meaningful role in the election of directors and the ability to reject unsatisfactory directors.  The plurality voting system employed by Modine effectively disenfranchises shareholders and eliminates a meaningful shareholder role.  Our resolution, if implemented, would provide Modine shareholders with a more effective means of protecting their investment that can not be modified without shareholder approval.

Under Modine’s current voting system, a director nominee may be elected with as little as his or her own affirmative vote, because “withheld” votes have no legal effect.  This scheme deprives shareholders of any effective means of holding directors accountable, because it makes it impossible to defeat director nominees who run unopposed.  Conversely, a majority voting standard allows shareholders to actually vote “against” candidates and to defeat reelection of a management nominee unsatisfactory to the majority of shareholder votes cast.

For this reason, a substantial number of companies already have adopted this form of majority vote for director elections.  More companies are expected to do so this year, either because they accept the proposition that majority voting is an elemental and proper shareholder right or because they recognize the high level of shareholder support for proposals to adopt majority voting.  We believe Modine should join this growing legion of companies which have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation and not continue to serve unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareholders to clearly say “no” to unopposed directors viewed as unsatisfactory by a majority of votes cast.  Incumbent board members serving in a majority vote system are aware that shareholders have the ability to determine whether the director remains in office.  The power of majority voting, therefore, is not just the power to effectively remove poor directors, but to heighten director accountability by raising the threat of a loss of majority support.  That is what accountability is all about.

We therefore ask you to join us in requesting that the Board of Directors promptly take the necessary steps to amend Modine’s charter and by-laws to adopt the majority voting standard.  We believe Modine shareholders will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareholders believe are not acting in their best interests.  We hope you will support this resolution, which we believe will enhance the value of your investment.

Response of the Board of Directors

The Board of Directors does not oppose this shareholder proposal.  In order to adopt a majority voting standard, the Company would need to amend its Bylaws and its Articles of Incorporation.  The Bylaws may be amended by the Board but any amendments to the Articles of Incorporation must be proposed by the Board and approved by the shareholders.  If the shareholders approve this proposal, the Board intends to amend the Company’s Bylaws and take action to recommend to the shareholders at the 2009 Annual Meeting of Shareholders the amendment of the Company’s Articles of Incorporation to provide that director nominees running unopposed be elected by the affirmative vote of the majority of votes cast in the election of directors.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Unless you give other instructions, the persons named as proxies will abstain with respect to Item 4.

INDEPENDENT AUDITORS’ FEES FOR FISCAL 2008 AND 2007

The following table presents fees for professional audit services rendered by PwC for the audit of the Company's annual financial statements for the fiscal years ended March 31, 2008 and March 31, 2007 and fees billed for other services rendered by PwC during those periods.  Certain amounts for the fiscal year ended March 31, 2007 have been updated from those provided in the Proxy Statement for the 2007 Annual Meeting of Shareholders to reflect the actual expenses incurred for that fiscal year.

(In thousands)	Fiscal 2008	Fiscal 2007
Audit Fees: (a)	$2,389.7	$2,450.9
Audit-Related Fees: (b)	10.0	74.1
Tax Fees: (c)	1.0	15.5
All Other Fees: (d)	7.8	7.8
Total	$2,408.5	$2,548.3

(a)
Audit Fees:  Fees for professional services performed by PwC for (1) the audit of the Company’s annual consolidated financial statements included in the Company’s annual report on Form 10-K and review of financial statements included in the Company’s quarterly reports on Form 10-Q; (2) the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; (3) the attestation of management’s report on the effectiveness of internal control over financial reporting (the Sarbanes-Oxley Act Section 404 attestation); and (4) services that are normally provided in connection with statutory and regulatory filings or engagements.

(b)
Audit-Related Fees:  Fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the Company's financial statements. This amount also includes employee benefit plan audits, attestations by PwC that are not required by statute or regulation, consulting on financial accounting/reporting standards, and due diligence related to mergers and acquisitions.

(c)
Tax Fees:  Fees for professional services performed by PwC with respect to tax compliance, tax advice, and tax planning.  This includes preparation of returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from "Audit-Related" items.

(d)
All Other Fees:  Fees for permissible work provided by PwC that do not meet any of the above-category descriptions.   The fees for fiscal 2008 and fiscal 2007 were for two user licenses of PwC’s Comperio research library.

The Audit Committee has determined that the provision of services rendered above that were not related to its audit of the Company's financial statements were at all times compatible with maintaining PwC’s' independence.

Pre-Approval Policy

The Audit Committee pre-approves all audit services and permitted non-audit services, including all fees and terms, to be performed for the Company by its independent registered public accounting firm, subject to the “de minimus” exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit.  Alternatively, the Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.  Non-audit services are reviewed and pre-approved by project at the beginning of each fiscal year.  Descriptions of each project are provided to the Audit Committee.  Any additional non-audit services contemplated by the Company after the beginning of the fiscal year are submitted to the Audit Committee for pre-approval prior to engaging the independent registered public accounting firm to perform any services.  The Audit Committee is routinely informed as to the non-audit services actually provided by the independent registered public accounting firm pursuant to the pre-approved projects.  All of the fees paid to the independent registered public accounting firm in the fiscal year ended March 31, 2008 and fiscal year ended March 31, 2007 were approved in advance by the Audit Committee.

Report of the Audit Committee

The Audit Committee of the Board of Directors operates under a written charter adopted by the Board of Directors.  As set forth in the charter, the Audit Committee's purpose is to assist the Board of Directors in monitoring the:

•	Integrity of the Company's financial statements;

•	Independent registered public accounting firm’s qualifications and independence;

•	Performance of the Company's internal audit function and independent registered public accounting firm; and

•	Company's compliance with legal and regulatory requirements.

In carrying out these responsibilities, the Audit Committee, among other things:

•
Appoints the independent registered public accounting firm for the purpose of preparing and issuing an audit report and to perform related work, and discusses with the independent registered public accounting firm appropriate staffing and compensation;

•	Retains, to the extent it deems necessary or appropriate, independent legal, accounting or other advisors;

•	Oversees management's implementation of systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interest;

•	Reviews the activities and recommendations of the Company's internal auditing program;

•
Monitors the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's independent registered public accounting firm about draft annual financial statements and key accounting and reporting matters;

•	Monitors and reviews the Company’s earnings releases with management and the Company’s independent registered public accounting firm;

•
Determines whether the independent registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees)); and

•	Annually reviews management's programs to monitor compliance with the Company's Guideline for Business Conduct.

The Audit Committee met four times during the fiscal year ended March 31, 2008.  The Audit Committee has an appropriate number of meetings to ensure that it devotes appropriate attention to all of its responsibilities.  The Audit Committee's meetings include, whenever appropriate, executive sessions with the Company's independent registered public accounting firm and with the Company's internal auditors, in each case without any member of the Company's management being present.

In overseeing the preparation of the Company's financial statements, the Audit Committee met with both management and the Company's independent registered public accounting firm to review and discuss all financial statements, including the Company’s audited financial statements, prior to their issuance and to discuss significant accounting issues.  Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles.  The Audit Committee's review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of the Company's accounting principles, the reasonableness of significant judgments and the transparency of disclosures in the financial statements.

With respect to the Company's independent registered public accounting firm, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP (“PwC”) matters relating to its independence, after receiving the written disclosures and the letter from PwC required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2008, for filing with the SEC.

Members of the Audit Committee:

Charles P. Cooley, Chair	Marsha C. Williams
Frank P. Incropera	Michael T. Yonker
Gary L. Neale

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and certain persons who beneficially own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership of equity securities of Modine and derivative securities of Modine with the SEC.   Those “reporting persons” are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of those filings and other information furnished by the reporting persons, we believe that all of the Company’s reporting persons complied during the fiscal year ended March 31, 2008 with the reporting requirements of Section 16(a) of the Exchange Act with the exception of Vincent L. Martin and Michael T. Yonker who each had one late filing due to a delay in receipt of trade information covering one and three transactions, respectively and David B. Rayburn, Bradley C. Richardson, Klaus A. Feldmann and James R. Rulseh, each with one late filing covering three transactions and one late filing covering one transaction; Thomas A. Burke with two late filings each covering one transaction; Thomas F. Marry who had three late filings consisting of the late filing of his Form 3, one late filing covering three transactions and one filing covering one transaction; and Anthony C. De Vuono and Dean R. Zakos who each had one late filing covering five transactions due to company error.

ADDITIONAL MATTERS

The Board of Directors is not aware of any other matters that will be presented for action at the 2008 Annual Meeting of Shareholders.  Should any additional matters properly come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

Shareholder Proposals for 2009

Shareholder proposals for the 2009 Annual Meeting of Shareholders of the Company must be received no later than February 12, 2009 at the Company's principal executive office, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552, directed to the attention of the Company’s Secretary, in order to be considered for inclusion in next year's annual meeting proxy material under the proxy rules of the SEC.  Written notice of shareholder proposals for the 2009 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in next year's annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no earlier than March 29, 2009 and no later than April 28, 2009 at such offices, directed to the attention of the Company’s Secretary and must be submitted in accordance with the requirements of the Bylaws of the Company.

The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

Dean R. Zakos,
Vice President, General Counsel and Secretary
June 12, 2008

The Company will provide to any shareholder, without charge, upon written request of such shareholder, a copy of the Company's Form 10-K (without exhibits).  Such requests should be addressed to:  Director of Investor Relations and Corporate Communications, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin, 53403-2552.  A copy of the Company's Form 10-K is available on our website, www.modine.com.

APPENDIX A

MODINE MANUFACTURING COMPANY
2008 INCENTIVE COMPENSATION PLAN

I.           INTRODUCTION.

1.01           Purpose.  The Modine Manufacturing Company 2008 Incentive Compensation Plan (the "Plan") is intended to provide incentives that will attract and retain the best available (a) non-employee directors of Modine Manufacturing Company (the “Company”) and (b) employees of the Company or any Subsidiary that now exists or hereafter is organized or acquired by the Company, provide additional incentive to such persons and promote the success and growth of the Company.  These purposes may be achieved through the grant of options to purchase Common Stock of Modine Manufacturing Company, the grant of Stock Appreciation Rights, the grant of Restricted Stock Awards, the grant of Performance Stock Awards, the grant of Phantom Stock Awards and the grant of Cash Bonus Awards, as described below.

1.02           Effective Date.  The effective date of the Plan shall be July 17, 2008, subject to the approval of the Plan by shareholders of the Company at the 2008 Annual Meeting of Shareholders (the “Effective Date”).

II.             DEFINITIONS.

2.02           "Affiliate" or "Associate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.

2.02            “Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock Award, Performance Stock Award, Phantom Stock Award or Cash Bonus Award, as appropriate.

2.03           “Award Agreement” means the agreement between the Company and the Grantee specifying the terms and conditions as described thereunder.

2.04           “Board” means the Board of Directors of Modine Manufacturing Company.

2.05           “Cash Bonus Award” means a cash award under Article X of the Plan.

2.06           “Change in Control” shall be deemed to take place on the occurrence of any of the following events: (a) the announcement by an entity, person or group (other than the Company or an Affiliate or Associate) of a tender offer for at least 30% of the outstanding capital stock of the Company entitled to vote in elections of directors ("Voting Power"); (b) the effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding Voting Power of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (ii) a transfer of 30% of the Voting Power, or a majority of the Company's consolidated assets, other than to an entity of which the Company owns at least 50% of the Voting Power; or (c) during any period of 24 months, the persons who at the beginning of such 24-month period were directors of the Company cease for any reason to constitute at least a majority of the Board.

2.07           “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

2.08           “Committee” means the committee described in Article IV or the person or persons to whom the committee has delegated its power and responsibilities under Article IV.

2.09           “Common Stock” or “Stock” means the common stock of the Company having a par value of $0.625 per share.

2.10           “Company” means Modine Manufacturing Company, a Wisconsin corporation.

2.11           “Fair Market Value” means, as of any date of determination, (a) the closing sale price of a share of Stock on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of Stock are traded or quoted at the relevant time) as reported on the composite list used by The Wall Street Journal for reporting stock prices, or (b) if no such sale shall have been made on that day, on the last preceding day on which there was such a sale. If such Stock is not then listed or quoted as referenced above, Fair Market Value shall be an amount determined in good faith by the Committee.

2.12           “Grant Date” means the date on which an Award is deemed granted, which shall be the date on which the Committee authorizes the Award or such later date as the Committee shall determine in its sole discretion.

2.13           “Grantee” means an individual who has been granted an Award.

2.14           “Incentive Stock Option” or “ISO” means an option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.

2.15           “Non-Qualified Stock Option” or “NSO” means an option other than an Incentive Stock Option.

2.16           “Option” means an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.

2.17           “Performance Goal” means a performance goal established by the Committee prior to the grant of an Award that is based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction:  return on assets employed ("ROAE"), earnings per share, total shareholder return, net income (pre-tax or after-tax and with adjustments as stipulated), return on equity, return on capital employed, return on assets, return on tangible book value, operating income, earnings before depreciation, interest, taxes and amortization (“EBITDA”), loss ratio, expense ratio, stock price, economic value added, operating cash flow and such other subjective or objective performance goals, including individual goals, that it deems appropriate.

2.18           “Performance Stock Award” means an Award under Article VIII of the Plan, that is conditioned upon the satisfaction pre-established performance goals.

2.19           “Phantom Stock Award” means the right to receive in cash the Fair Market Value of a share of Common Stock under Article IX of the Plan.

2.20           “Plan” means the Modine Manufacturing Company 2008 Incentive Compensation Plan as set forth herein, as it may be amended from time to time.

2.21           “Restricted Stock Award” means a restricted stock award under Article VII of the Plan.

2.22           “Stock Appreciation Right” or “SAR” means the right to receive cash or shares of Common Stock based upon the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over the grant price (which shall be not less than the Fair Market Value of a share of Common Stock on the Grant Date).

2.23           “Subsidiary” means any corporation in which the Company or another entity qualifying as a Subsidiary within this definition owns 50% or more of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company or another entity qualifying as a Subsidiary within this definition owns 50% or more of the combined equity thereof.

III.            SHARES SUBJECT TO AWARD.

3.01           Share Limit.  Subject to adjustment as provided in Section 3.02 below, the number of shares of Common Stock of the Company that may be issued under the Plan shall not exceed Two Million Five Hundred Thousand (2,500,000) shares (the "Share Limit"); provided that no individual may be granted Awards covering, in the aggregate, more than two hundred and fifty thousand (250,000) shares of Common Stock in any calendar year.  Shares issued under the Plan may come from authorized but unissued shares, from treasury shares held by the Company, from shares purchased by the Company or an independent agent in the open market for such purpose, or from any combination of the foregoing.  The Share Limit shall be subject to the following rules and adjustments:

(a)	Any shares of Common Stock subject to Options and SARs shall be counted against the Share Limit as one share for every one share subject thereto.

(b)
With respect to SARs, when a stock settled SAR is exercised, the shares subject to an SAR grant agreement shall be counted against the shares available for issuance as one (1) share for every share subject thereto, regardless of the number of shares used to settle the SAR upon exercise.

(c)	Any shares of Common Stock subject to Awards other than Options and SARs shall be counted against the Share Limit as two and 16/100 (2.16) shares for every one share issued.

(d)
If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any shares subject to such Award again shall be available for the grant of an Award under the Plan.  Any Awards or portions thereof that are settled in cash and not in shares of Common Stock shall not be counted against the foregoing Share Limit.

3.02           Changes in Common Stock.  If any stock dividend is declared upon the Common Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Common Stock, resulting in a split or combination or exchange of shares, the Committee shall make or provide for such adjustment in the number of and class of shares that may be delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding Awards as it may, in its discretion, deem to be equitable.

IV.            ADMINISTRATION.

4.01          Administration by the Committee.  For purposes of the power to grant Awards to non-employee directors, the Committee shall consist of the entire Board.  For other Plan purposes, the Plan shall be administered by a committee designated by the Board to administer the Plan and shall be the Officer Nomination and Compensation Committee of the Board.  The Committee shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended or any successor rule, and Section 162(m) of the Code.  A majority of the members of the Committee shall constitute a quorum.  The approval of such a quorum, expressed by a vote at a meeting held either in person or by conference telephone call, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan.

4.02          Committee Powers.  The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan.  The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive.  The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.  Subject to the provisions of the Plan, the Committee shall have full and final authority to:

(a)           designate the persons to whom Awards shall be granted;

(b)	grant Awards in such form and amount as the Committee shall determine;

(c)	impose such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate;

(d)	waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award as the Committee shall deem appropriate; and

(e)	modify, extend or renew any Award previously granted, provided that this provision shall not provide authority to reprice Awards to a lower exercise price.

4.03           No Repricing.  Repricing of Options or SARs shall not be permitted without shareholder approval. For this purpose, a "repricing" means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its purchase or grant price; (B) any other action that is treated as a "repricing" under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or SAR at a time when its purchase or grant price is greater than the Fair Market Value of the underlying stock in exchange for another Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 3.02. Such cancellation and exchange would be considered a "repricing" regardless of whether it is treated as a "repricing" under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

4.04           Delegation by Committee. The Committee may delegate all or any part of its responsibilities and powers to any executive officer or officers of the Company selected by it.  Any such delegation may be revoked by the Board or by the Committee at any time.

V.             STOCK OPTIONS.

5.01           Granting of Stock Options.  Options may be granted to non-employee directors of the Company and to officers and key employees of the Company and any of its Subsidiaries.  In selecting the individuals to whom Options shall be granted, as well as in determining the number of Options granted, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan.  A Grantee may, if he or she is otherwise eligible, be granted an additional Option or Options if the Committee shall so determine.  Option grants under the Plan shall be evidenced by an Award Agreement in such form and containing such provisions as are consistent with the Plan as the Committee shall from time to time approve.

5.02           Type of Option.  At the time each Option is granted, the Committee shall designate the Option as an Incentive Stock Option or a Non-Qualified Stock Option. Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that incentive stock options may only be granted to individuals who are employed by the Company, a parent or a Subsidiary corporation of the Company.  If required by applicable tax rules regarding a particular grant, to the extent that the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the shares with respect to which an Incentive Stock Option grant under this Plan (when aggregated, if appropriate, with shares subject to other Incentive Stock Option grants made before said grant under this Plan or another plan maintained by the Company or any ISO Group member (as defined in Section 422 of the Code)) is exercisable for the first time by an optionee during any calendar year exceeds $100,000 (or such other limit as is prescribed by the Code), such option grant shall be treated as a grant of Non-Qualified Stock Options pursuant to Code Section 422(d).

5.03           Option Terms.  Each option grant Award Agreement shall specify the number of Incentive Stock Options and/or Non-Qualified Stock Options being granted; one option shall be deemed granted for each share of stock.  In addition, each option grant Award Agreement shall specify the exercisability and/or vesting schedule of such options, if any.  No Option shall be exercisable in whole or in part more than ten years from the date it is granted.

5.04           Purchase Price.  The purchase price for a share subject to Option shall not be less than 100% of the Fair Market Value of the share on the date the Option is granted, provided, however, the purchase price of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of such share on the date the Option is granted if the Grantee then owns (after the application of the family and other attribution rules of Section 424(d) or any successor rule of the Code) more than 10% of the total combined voting power of all classes of stock of the Company. The purchase price of the Common Stock covered by each Option shall be subject to adjustment as provided in Articles III and IX hereof.

5.05           Method of Exercise.  An Option that has become exercisable may be exercised from time to time by written notice to the Company stating the number of shares being purchased and accompanied by the payment in full of the purchase price for such shares.  The purchase price may be paid by any of the following methods, (a) by cash, (b) to the extent permitted under the particular grant Award Agreement, by transferring to the Company shares of stock of the Company at their Fair Market Value as of the date of exercise of the Option, provided that the Grantee held the shares of stock for at least six months ("Delivered Stock"), (c) a combination of cash and Delivered Stock, or (d) such other forms or means which the Committee shall determine in its discretion and in such manner as is consistent with the Plan's purpose and applicable law.  Notwithstanding the foregoing, the Company may arrange for or cooperate in permitting broker-assisted cashless exercise procedures.

5.06           Shareholder Rights.  A Grantee shall not, by reason of any Options granted hereunder, have any rights of a shareholder of the Company with respect to the shares covered by Options until shares of Stock have been issued.

VI.           STOCK APPRECIATION RIGHTS.

6.01           Granting of SARs.  The Committee may, in its discretion, grant SARs to non-employee directors of the Company and to officers and key employees of the Company and any of its Subsidiaries.  SARs may be granted with respect to Options granted concurrently (tandem SARs) or on a stand alone basis (stand alone SARs).

6.02           SAR Terms.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the number of SARs granted, the grant price (which shall be not less than the Fair Market Value of a share of Common Stock on the Grant Date), the term of the SAR, and such other provisions as the Committee shall determine.  No SAR shall be exercisable in whole or in part more than ten years from the date it is granted.

6.03           Method of Exercise.  An SAR that has become exercisable may be exercised by written notice to the Company stating the number of SARs being exercised.

6.04           Payment upon Exercise.  Upon the exercise of SARs, the Grantee shall be entitled to receive an amount determined by multiplying (a) the difference obtained by subtracting the grant price from the Fair Market Value of a share of Common Stock on the date of exercise, by (b) the number of SARs exercised.  At the discretion of the Committee, the payment upon the exercise of the SARs may be in cash, in shares of Common Stock of equivalent value (valued at the Fair Market Value of the Common Stock on the date of exercise), or in some combination thereof.  The number of available shares under Section 3.01 shall not be affected by any cash payments.

6.05           Shareholder Rights.  A Grantee shall not, by reason of any SARs granted hereunder, have any rights of a shareholder of the Company with respect to the shares covered by SARs until shares of Stock have been issued.

VII.           RESTRICTED STOCK AWARDS.

7.01           Administration.  Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan.  The Committee shall determine the eligible persons to whom and the time or times at which grants of Restricted Stock will be made, the number of shares of restricted Common Stock to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards.  The Committee may condition the grant of Restricted Stock upon the attainment of Performance Goals so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.  The Committee may also condition the grant of Restricted Stock upon such other conditions, restrictions and contingencies as the Committee may determine.  The provisions of Restricted Stock Awards need not be the same with respect to each recipient.  Notwithstanding the foregoing, the Committee or the Board may grant shares of unrestricted stock to non-employee directors of the Company.

7.02           Registration.  Any Restricted Stock Award granted hereunder may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock, such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions and restrictions applicable to such Restricted Stock. In the event such Restricted Stock is issued in book-entry form, the depository and the Company’s transfer agent shall be provided with notice referring to the terms, conditions and restrictions applicable to such Restricted Stock, together with such stop-transfer instructions as the Committee deems appropriate.

7.03           Terms and Conditions.  Restricted Stock Awards shall be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Award.

(b)
Except to the extent otherwise provided in the applicable Award Agreement and (c) below, the portion of the Award still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason.

(c)
In the event of hardship, early retirement or other special circumstances of a Grantee whose employment is terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s shares of Restricted Stock.

(d)	If and when the applicable restrictions lapse, unlegended certificates for such shares shall be delivered to the Grantee.

(e)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

7.04           Rights as Shareholder.  A Grantee receiving a Restricted Stock Award shall have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends.  Unless otherwise determined by the Committee, cash dividends shall be automatically paid in cash and dividends payable in stock shall be paid in the form of additional Restricted Stock.

VIII.           PERFORMANCE STOCK AWARDS.

8.01           Administration.  Performance Stock Awards entitle a Grantee to receive shares of Common Stock if predetermined conditions are satisfied.  The Committee shall determine the eligible employees to whom and the time or times at which Performance Stock Awards will be made, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards.  The Committee may condition the grant of a Performance Stock Award upon the attainment of Performance Goals so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.  The Committee may also condition the grant of a Performance Stock Award upon such other conditions, restrictions and contingencies as the Committee may determine.  The provisions of Performance Stock Awards need not be the same with respect to each recipient.

8.02           Terms and Conditions.  Performance Stock Awards shall be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Performance Stock Award.

(b)
Except to the extent otherwise provided in the applicable Award Agreement and (c) below, the portion of the Award still subject to restriction may be forfeited by the Grantee upon termination of a Grantee’s service for any reason, at the discretion of the Committee.

(c)
In the event of hardship or other special circumstances of a Grantee whose employment is terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s Performance Stock Award or the forfeiture of any portion of the Award still subject to restriction.

(d)	If and when the applicable restrictions lapse, if any, unlegended certificates for such shares shall be delivered to the Grantee.

(e)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award, if any.

8.03           Rights as Shareholder.  A Grantee receiving a Performance Stock Award shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her following the lapse of the applicable restrictions, if any.

IX.           PHANTOM STOCK AWARDS.

9.01           Administration.  Phantom Stock Awards entitle a Grantee to receive cash payments based upon the Fair Market Value of shares of Common Stock if predetermined conditions are satisfied.  The Committee shall determine the eligible employees to whom and the time or times at which Phantom Stock Awards will be made, the number of shares to be covered by the Award, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards.  The Committee may condition the grant of a Phantom Stock Award upon the attainment of Performance Goals so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.  The Committee may also condition the grant of a Phantom Stock Award upon such other conditions, restrictions and contingencies as the Committee may determine.  The provisions of Phantom Stock Awards need not be the same with respect to each recipient.

9.02           Terms and Conditions.  Phantom Stock Awards shall be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Phantom Stock Award.

(b)
Except to the extent otherwise provided in the applicable Award Agreement and (c) below, the portion of the Award still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason.

(c)
In the event of hardship or other special circumstances of a Grantee whose employment is terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s Phantom Stock Award.

(d)
If and when the applicable restrictions lapse, the Company shall pay to Grantee an amount equal to the Fair Market Value of a share of Common Stock multiplied by the number of shares covered by the Award for which the restrictions have then lapsed.

(e)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

9.03           Rights as Shareholder.  A Grantee receiving a Phantom Stock Award shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto.

X.           CASH BONUS AWARDS.

10.1           Administration.  The Committee may establish Cash Bonus Awards either alone or in addition to other Awards granted under the Plan.  The Committee shall determine the employees to whom and the time or times at which Cash Bonus Awards shall be granted, and the conditions upon which such Awards will be paid.  The maximum Cash Bonus Award payable to an employee in any calendar year shall not exceed two million dollars ($2,000,000).

10.2           Terms and Conditions.  Cash Bonus Awards shall be subject to the following terms and conditions:

(a)
A Cash Bonus Award under the Plan shall be paid solely on account of the attainment of one or more preestablished, objective Performance Goals.  Performance Goals shall be based on one or more business criteria that apply to the individual, a business unit, or the Company as a whole.  It is intended that any Performance Goal will be in a form that relates the bonus to an increase in the value of the Company to its shareholders.

(b)
Performance Goals shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Goal relates   The preestablished Performance Goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to any employee if the goal is attained.

(c)	Following the close of the performance period, the Committee shall determine whether the Performance Goal was achieved, in whole or in part, and determine the amount payable to each employee.

10.3           Non-Exclusivity. This Plan does not limit the authority of the Company, the Board or the Committee, or any Subsidiary to award bonuses or authorize any other compensation to any person.

XI.           EFFECT OF CORPORATE TRANSACTIONS.

11.01           Merger, Consolidation or Reorganization.  In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation or a merger, consolidation or reorganization involving the Company in which the Common Stock ceases to be publicly traded, the Committee shall, subject to the approval of the Board, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised Award pursuant to either clause (a) or (b) below:

(a)
Appropriate provision may be made for the protection of such Award by the substitution on an equitable basis of appropriate shares of the surviving or related corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such Award immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to Award immediately after such substitution over the exercise price thereof; or

(b)
The Committee may cancel such Award.  In the event any Option or SAR is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Grantee an amount of cash (less normal withholding taxes) equal to the excess of (i) the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Company Stock as a result of such event over (ii) the exercise price of such option or the grant price of the SAR, multiplied by the number of shares subject to such Award.  In the event any other Award is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Grantee an amount of cash or stock, as determined by the Committee, based upon the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Company Stock as a result of such event. No payment shall be made to a Grantee for any Option or SAR if the purchase or grant price for such Option or SAR exceeds the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Company Stock as a result of such event.

11.02           Change in Control.  Notwithstanding any provision in the Plan to the contrary, unless the particular Award Agreement provides otherwise, the unvested Awards held by each Grantee shall automatically become vested upon the occurrence, before the expiration or termination of such Award, of a Change in Control.  Further, the Committee shall have the right to cancel such Awards and pay the Grantee an amount determined under Section 11.01(b) above.

XII.           MISCELLANEOUS.

12.01           Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or the payment of Performance Stock, Grantees may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

12.02           No Employment or Retention Agreement Intended.  Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment or service between any Grantee and the Company or its Subsidiaries; it does not give any Grantee the right to continued service in any capacity with the Company or its Subsidiaries or limit in any way the right of the Company or its Subsidiaries to discharge any Grantee at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Company’s right to establish, modify, amend or terminate any profit sharing or retirement plans.

12.03           Non-transferability of Awards.  Any Award granted hereunder shall, by its terms, be non-transferable by a Grantee other than by will or the laws of descent and shall be exercisable during the Grantee’s lifetime solely by the Grantee or the Grantee’s duly appointed guardian or personal representative.  Notwithstanding the foregoing, the Committee may permit a Grantee to transfer a Non-Qualified Stock Option or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.

12.04           Securities Laws.  No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Grantee to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Grantee to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

12.05           Dissolution or Liquidation.  Upon the dissolution or liquidation of the Company, any outstanding Awards theretofore granted under this Plan shall be deemed canceled.

12.06           Controlling Law.  The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.

12.07           Termination and Amendment of the Plan.  The Plan will expire ten (10) years after the Effective Date, solely with respect to the granting of Incentive Stock Options or such later date as may be permitted by the Code for Incentive Stock Options.  The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall (a) impair without the Grantee’s consent any Award theretofore granted under the Plan or (b) be made without shareholder approval where such approval would be required as a condition of compliance with the Code or other applicable laws or regulatory requirements.  Absent shareholder approval, neither the Committee nor the Board shall have any authority, with or without the consent of a Grantee, to “reprice” an Award after the date of its initial grant with a lower exercise price in substitution for the original exercise price.

Notice
of Meeting
and Proxy
Statement

2008	Annual Meeting of Shareholders

MODINE MANUFACTURING COMPANY C/O CORPORATE SECRETARY 1500 DEKOVEN AVENUE RACINE, WI
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 16, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Modine Manufacturing Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 16, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Modine Manufacturing Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by phone or Internet, please do not mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MODIN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MODINE MANUFACTURING COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR the election of ALL nominees listed below, and FOR Items 2 and 3.	0	0	0

Vote On Directors

1. Election of Directors

Nominees:

01) FRANK P. INCROPERA
02) VINCENT L. MARTIN
03) BRADLEY C. RICHARDSON
04) MARSHA C. WILLIAMS

Vote On Proposals	For	Against	Abstain

2. Approve the Modine Manufacturing Company 2008 Incentive Compensation Plan.	0	0	0

3. Ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.	0	0	0

4. Act upon a shareholder proposal requesting adoption of a majority voting standard for the election of directors.	0	0	0

This Proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted FOR the election of ALL nominees listed above, FOR Items 2 and 3 and ABSTAIN with respect to Item 4.

For address changes and/or comments, please check this box and write them on the back where indicated.			0

Please check the box to the right if you plan to attend the 2008 Annual Meeting of Shareholders.	0	0
	Yes	No
Please sign exactly as your name(s) appear(s) on the proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important  Notice  Regarding  Internet  Availability  of  Proxy  Materials  for  the  Annual  Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Proxy	ANNUAL MEETING OF SHAREHOLDERS
Thursday, July 17, 2008
9:00 a.m. CDT

If  you  consented  to  access  your  proxy  information  electronically,  you  may  view  it  by  going  to  the  Modine  Manufacturing  Company  website, www.modine.com.  If  you  would  like  to  access  the  proxy  materials  electronically  next  year,  please  go  to  the  following  website:
www.econsent.com/mod/.

This  proxy  is  solicited  on  behalf  of  the  Board  of  Directors.

The undersigned hereby appoints Thomas A. Burke and Dean R. Zakos, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the 2008 Annual Meeting of Shareholders of Modine Manufacturing Company to be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, WI 53202 on July 17, 2008 at 9:00 a.m. CDT, and at any adjournment(s) thereof, and to vote all shares of common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment(s) thereof, the shares represented by the proxy and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

Modine 401(k) Retirement Savings Plans - Voting Instructions to Trustee, Marshall & Ilsley Trust Company N.A., for the Annual Meeting of Shareholders

If  you  are  a  participant  in  the  Modine  401(k)  Salaried  Savings  Plan  or  the  Modine  401(k)  Hourly  Savings  Plan,  you  have  the  right  to  give instructions to the Trustee as to the voting of shares of Modine Manufacturing Company common stock held in the plan account. The voting of those shares will occur at the 2008 Annual Meeting of Shareholders or at any adjournment(s) thereof. In this regard, please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage-paid envelope or follow the instructions to record your vote by telephone or Internet. If your instructions are not received at least five days prior to the meeting, or if you do not respond, shares held in an account for which a proxy is not received will generally be voted by the Trustee, Marshall & Ilsley Trust Company N.A., in the same proportion that all shares in the plan for which voting instructions have been received are voted although it may do otherwise in its discretion.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

IF  YOU  VOTE  BY  PHONE  OR  INTERNET,  PLEASE  DO  NOT  MAIL  YOUR  PROXY  CARD

See  Reverse  Side